UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Oxford Industries, Inc.

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NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 23, 2026

Notice is hereby given that the 2026 Annual Meeting of Shareholders of Oxford Industries, Inc. will be held on Tuesday, June 23, 2026 at 2:00 p.m., Eastern Time. The meeting will be conducted virtually via live audio webcast. There will not be a physical location for the annual meeting, and shareholders will not be able to attend the meeting in person. Shareholders may access and participate in the annual meeting by visiting meetnow.global/M965SXG. At the meeting, shareholders will consider and vote on the following matters:

(1)To elect as directors three Class I nominees, as named in the accompanying proxy statement, to serve until the 2029 Annual Meeting of Shareholders;
(2)To approve the Oxford Industries, Inc. Long-Term Stock Incentive Plan, as amended and restated, to, among other things, authorize 750,000 additional shares of common stock for issuance under the plan;
(3)To ratify the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2026;
(4)To approve, by a non-binding, advisory vote, the compensation of our named executive officers; and
(5)To transact any other business that properly comes before the annual meeting or any adjournment or postponement.
Shareholders of record as of the close of business on April 17, 2026 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting.
We have designed the format of the annual meeting to ensure that shareholders have the opportunity to participate in the meeting. The annual meeting will include a Q&A session during which members of our executive leadership team, including the Chairman of the Board and our Lead Director, will be available to answer questions submitted during the meeting, as time permits. To ensure the annual meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such other person designated by our Board) may exercise discretion in recognizing questions, the order in which questions are answered and the amount of time devoted to questions.
We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. A Notice of Internet Availability of Proxy Materials will be mailed to shareholders beginning on or about May 13, 2026. This proxy statement and our Fiscal 2025 Annual Report on Form 10-K may be accessed by all shareholders at http://www.edocumentview.com/OXM. Any shareholder may request a printed copy of the proxy materials by following the instructions set forth in the Notice of Internet Availability.
Your vote is important, and you are encouraged to vote as soon as possible. You may vote using any of the following methods: (1) on the Internet, through a computer or mobile device such as a tablet or smartphone; (2) by requesting a paper copy of the proxy materials and submitting your vote via a toll-free telephone number or signing, dating and mailing a completed proxy card; or (3) electronically during the annual meeting. Please review the instructions on each of your voting options described in the Notice of Internet Availability. If your shares are held in an account with a broker, your broker will vote your shares for you if you provide voting instructions. In the absence of instructions, your broker can only vote your shares on limited matters.
The live audio webcast of the annual meeting will begin promptly at 2:00 p.m., Eastern Time. We encourage shareholders to access the webcast in advance of the designated start time. Please see “Information About the Meeting and Voting” in the accompanying proxy statement for additional information about how to participate in the annual meeting.

May 13, 2026	By Order of the Board of Directors, Jonathan O. Leptich General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 23, 2026: This proxy statement and our Fiscal 2025 Annual Report on Form 10-K are available on the Internet at http://www.edocumentview.com/OXM.

999 Peachtree Street, N.E., Suite 1225
Atlanta, Georgia 30309

PROXY STATEMENT

For 2026 Annual Meeting of Shareholders
To Be Held on June 23, 2026
INTRODUCTION
This proxy statement contains information relating to the 2026 Annual Meeting of Shareholders of Oxford Industries, Inc. to be held on Tuesday, June 23, 2026, beginning at 2:00 p.m., Eastern Time. The annual meeting will be conducted as a virtual meeting, accessible via live audio webcast at meetnow.global/M965SXG.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials to our shareholders instead of a paper copy of our proxy materials. The Notice of Internet Availability contains instructions for accessing our proxy materials and submitting a proxy on the Internet. The Notice of Internet Availability also contains instructions for requesting a paper copy of our proxy materials. We will begin mailing the Notice of Internet Availability on or about May 13, 2026 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. A similar notice will be sent by brokers and other nominees to beneficial owners of shares of which they are the shareholder of record.

This proxy statement and our Fiscal 2025 Annual Report on Form 10-K are available at http://www.edocumentview.com/OXM. We will mail any shareholder a copy of the proxy materials free of charge, but only upon request to those following the instructions set forth in the Notice of Internet Availability.
PROPOSALS FOR SHAREHOLDER CONSIDERATION

Proposal		Board’s Recommendation

Proposal No. 1—Election of Directors	Election of Dennis M. Love, Clyde C. Tuggle and Carol B. Yancey as Class I directors for a three-year term expiring in 2029	FOR EACH

Proposal No. 2—Approval of Oxford Industries, Inc. Long-Term Stock Incentive Plan, as Amended and Restated	Approve the Oxford Industries, Inc. Long-Term Stock Incentive Plan, as amended and restated, to, among other things, authorize 750,000 additional shares of common stock for issuance under the plan	FOR

Proposal No. 3—Ratification of Ernst & Young LLP	Ratification of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2026	FOR

Proposal No. 4—Non-Binding, Advisory Vote on Executive Compensation	A non-binding, advisory vote to approve the compensation paid to our named executive officers	FOR

Proposal No. 1: Election of Directors
Board of Directors
In accordance with our charter, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director’s term ends and until his or her successor is elected and qualified. When the number of directors is increased, newly appointed directors are required to stand for election at the next annual meeting.
Bylaws Relating to Retirement
Pursuant to our bylaws, an individual becomes ineligible for election or appointment as a director: (1) for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board), other than an individual who has at any time served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and (2) for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.
Director Nominations
Our Board currently consists of four Class I directors (Dennis M. Love, Clyde C. Tuggle, E. Jenner Wood III and Carol B. Yancey), three Class II directors (Thomas C. Chubb III, John R. Holder and Stephen S. Lanier) and three Class III directors (Helen Ballard, Virginia A. Hepner and Milford W. McGuirt).

At our 2026 annual meeting, the terms of our Class I directors will expire. Our Board, on the recommendation of our Nominating, Compensation & Governance Committee, or NC&G Committee, has unanimously nominated Dennis M. Love, Clyde C. Tuggle and Carol B. Yancey for election at our annual meeting as Class I directors, each to serve for a three year term expiring in 2029 and until his or her respective successor is elected and qualified.

The term for Mr. E. Jenner Wood III expires at this year’s annual meeting. Mr. Wood has served on our Board since 1995. Because Mr. Wood reached the retirement age of 72 prior to the beginning of our current fiscal year, he is no longer eligible for election as a director under our bylaws. Therefore, Mr. Wood will not seek re-election as a director at the annual meeting. We thank Mr. Wood for his many years of service to our company.

On March 23, 2026, our Board amended our bylaws to reduce the number of directors serving on our Board to consist of nine members effective immediately prior to the 2026 Annual Meeting of Shareholders, so there will be no vacancy on our Board following Mr. Wood's retirement.

The terms of our Class II directors expire in 2027, and the terms of our Class III directors expire in 2028. Each of our Class II and Class III directors is currently expected to remain in office for the remainder of their current terms.
Required Vote
In an uncontested election at an annual meeting of shareholders, our bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In accordance with our bylaws, in order for a shareholder to have nominated a director for consideration at the 2026 annual meeting, we must have received the nomination not later than the close of business on March 26, 2026. We have not received a shareholder nomination for a director for consideration at the 2026 annual meeting. Accordingly, the election of directors at the 2026 annual meeting is an uncontested election.
Under Georgia law, in an uncontested election, even if a nominee who is already serving as a director fails to receive a majority of votes cast, the director would continue to serve on our Board as a “holdover director.” Under our bylaws, any holdover director must offer to tender his or her resignation to our Board. Our Board, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our bylaws, our Board is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified.
Abstentions and broker non-votes will have no effect on the vote for the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Each nominee has consented to serve if elected, and our Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board: (1) proxies will be voted for a substitute nominee selected by or at the direction of our Board; (2) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board; or (3) our bylaws may be amended to reduce the number of directors serving on our Board.
Recommendation of our Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF DENNIS M. LOVE, CLYDE C. TUGGLE AND CAROL B. YANCEY AS A CLASS I DIRECTOR.
2 2026 PROXY STATEMENT

Proposal No. 2: Approval of Oxford Industries, Inc. Long-Term Stock Incentive Plan, as Amended and Restated

General

We are asking shareholders to approve the Oxford Industries, Inc. Long-Term Stock Incentive Plan, as amended and restated (which we refer to as the “LTIP”). The purpose of the LTIP is to promote our long-term financial success and increase shareholder value by aligning employee and director interests with shareholder interests through the grant of equity-based compensation opportunities for our key employees and non-employee directors. We believe that equity-based awards are a competitive necessity in our industry and are essential to our continued ability to recruit and retain the caliber of individuals needed to successfully oversee and execute our strategy. Furthermore, we believe our equity compensation program aligns the interests of employees, executives and directors with those of our shareholders by creating a strong focus on stock ownership and long-term shareholder value.

The LTIP serves these objectives and our shareholders’ interests by making equity-based awards available for grant to eligible participants in the form of (i) stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted shares of our common stock, (iv) restricted share units (“RSUs”) or (v) other stock-based awards, in each case, together with related rights and interests therein.

Recognizing that, generally, to deliver a given long-term incentive award value, stock options require more shares than full-value awards and to further ensure that LTIP participants share in the appreciation and depreciation of the value of our common stock in line with the interests of our shareholders, since 2004, we have exclusively utilized service-based and performance-based, full-value awards (i.e., restricted shares and RSUs) for equity-based compensation and would currently expect that approach to continue.

Amendments to the LTIP

On March 23, 2026, our Board voted to amend and restate the LTIP, subject to shareholder approval at this year’s annual meeting, to (i) increase by 750,000 the number of shares of common stock authorized for issuance under the LTIP, (ii) add provisions for the potential delegation by our compensation committee to our Chief Executive Officer (or other members of management designated by the compensation committee) of authority to grant a limited number of special awards to non-executive employees under the LTIP, subject to certain limitations and conditions, including that the number of shares underlying such awards shall not exceed 25,000 shares in any calendar year, and (iii) make certain other non-material amendments.

Certain of the proposed changes to the LTIP do not require shareholder approval. Accordingly, if shareholders do not approve Proposal No. 2, these amendments to the LTIP approved by our Board will become effective; however, the increase in the number of shares of common stock authorized for issuance under the LTIP will not.

History of the LTIP

Certain milestones of the LTIP are as follows:

•The LTIP was originally adopted by our Board on July 27, 2004, subject to approval of our shareholders.
•The LTIP became effective upon approval by our shareholders on October 4, 2004.
•The LTIP was amended by our Board on August 3, 2006, subject to shareholder approval, to, among other things, increase by 500,000 shares a sublimit on the number of shares of our common stock that could be issued under the LTIP free of a “substantial risk of forfeiture” or in satisfaction of RSUs awarded under the LTIP.
•The LTIP was again amended by our Board on September 26, 2006, prior to our 2006 annual meeting, to eliminate various successor stock option plans and provide for the LTIP to serve as our company’s sole equity-based compensation plan (with the exception of our employee stock purchase plan, which is available to our eligible part-time and full-time employees in the United States on a non-discriminatory basis).
•Our Board’s August 3, 2006 amendment to the LTIP was approved by our shareholders on October 10, 2006.
•The LTIP was amended by our Board on March 26, 2009, subject to shareholder approval, to (1) increase by 1,000,000 shares the number of shares of our common stock that can be granted to participants over the life of the LTIP and (2) remove all sublimits on the number of shares of our common stock that could be issued under the LTIP free of a “substantial risk of forfeiture” or in satisfaction of RSUs awarded under the LTIP.
•Our Board’s March 26, 2009 amendments to the LTIP were approved by our shareholders on June 15, 2009.
•Our Board approved certain non-material amendments to the LTIP on March 27, 2014.
•Our shareholders reapproved the LTIP on June 18, 2014 to preserve the tax deductibility of qualifying performance-based awards pursuant to Section 162(m) of the Internal Revenue Code (which we refer to as the “Code”).
•The LTIP was amended by our Board on March 24, 2015 to, among other things, (1) establish minimum vesting periods for certain awards under the plan and (2) eliminate liberal share recycling provisions previously included in the plan.
•The LTIP was amended by our Board on March 21, 2022, subject to shareholder approval, to (i) increase by 500,000 the number of shares of common stock authorized for issuance under the LTIP, (ii) remove and delete certain references to Section 162(m) of the Code rendered inapplicable by The Tax Cuts and Jobs Act of 2017, (iii) add provisions for the potential grant of “other stock-based awards” pursuant to the LTIP and (iv) make certain other non-material amendments.
•Our Board’s March 21, 2022 amendments to the LTIP were approved by our shareholders on June 14, 2022.

Notably, the LTIP remains our company’s sole equity-based compensation plan.

Shares Available for Issuance under the LTIP

Subject to shareholder approval of this proposal, the total number of shares authorized for issuance over the life of the LTIP is 3,250,000 shares. As of January 31, 2026, there were 45,523 shares of our common stock available for issuance under the LTIP (assuming the vesting of all then outstanding
2026 PROXY STATEMENT 3

unvested restricted shares and service-based RSUs, as well as the grant at target performance of all shares of our common stock that could be granted pursuant to outstanding performance-based RSU awards). Assuming the effectiveness of the proposed amendment, as of April 17, 2026, there would have been an aggregate of 457,788 shares of our common stock available for issuance under the LTIP (assuming the vesting of all then outstanding unvested restricted shares and service-based RSUs, as well as the grant at target performance of all shares of our common stock that could be granted pursuant to outstanding performance-based RSU awards). The proposed amendment is necessary for the settlement of service-based and performance-based RSU awards approved by our Board in March 2026.

Securities Authorized for Issuance under Equity Compensation Plans

Certain additional information concerning securities authorized for issuance under our equity compensation plans as of January 31, 2026, consisting of the LTIP and our employee stock purchase plan, is presented in the “Equity Compensation Plan Information” section of this proxy statement.

Award Limits

Under the LTIP, an individual may not receive awards representing more than 300,000 shares of our common stock in any one calendar year. In addition, the aggregate number of shares issued under the LTIP upon the exercise of incentive stock options may not exceed 200,000.

Administration and Eligibility

Our NC&G Committee (or another committee appointed by our Board) administers the LTIP. Pursuant to its charter, our NC&G Committee is to be comprised of at least three directors, each of whom must be independent under the applicable NYSE listing standards and a “non-employee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

In its capacity as plan administrator, our NC&G Committee determines which participants are granted awards, the type of each award granted and the terms and conditions of each award. The LTIP, as amended and restated, also permits our NC&G Committee to delegate authority to our Chief Executive Officer (or other members of management designated by the NC&G Committee) to grant a limited number of special awards to non-executive employees. Our NC&G Committee also has full power and authority to interpret and construe the LTIP and any associated award agreements. Any action or determination by our NC&G Committee is final, binding and conclusive.

With respect to each award granted under the LTIP, we have entered into and will continue to enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (i) the type of award and when and how it may be exercised or earned; (ii) any exercise price associated with the award; (iii) how the award will or may be settled; and (iv) any other applicable terms and conditions affecting the award.

Employees of our company and our subsidiaries and non-employee members of our Board may be selected by our NC&G Committee to receive benefits under the LTIP. As of April 17, 2026, approximately 5,800 employees and nine non-employee directors were eligible to participate in the LTIP.

Share Usage and Dilution

Assuming the effectiveness of the proposed amendment to the LTIP to add an additional 750,000 shares available for future issuance, as of April 17, 2026, there would have been an aggregate of 457,788 shares of our common stock available for issuance under the LTIP (assuming the vesting of all then outstanding unvested restricted shares and service-based RSUs, as well as the issuance at target performance of all shares of our common stock that could be issued pursuant to outstanding performance-based RSU awards).

Dilution (aka Overhang)

The following table illustrates the potential dilutive impact to our shareholders of the LTIP, after giving effect to the proposed amendments, which we believe is below or within industry benchmarks:

Currently Outstanding Awards (as of April 17, 2026)	817,585 (1)
Available for Future Awards (assumes LTIP approved)	457,788
Total	1,275,373
Shares Outstanding as of April 17, 2026 Record Date	14,900,819
Dilution	8.56%

(1)The number of shares subject to currently outstanding awards assumes the issuance at target performance of all shares of our common stock that could be issued pursuant to outstanding performance-based RSU awards. If our actual performance results in awards above or below target performance, those results would impact the number listed in the table as available for future awards on a one-for-one basis. For example, based on our company's relative total shareholder return during the performance period for performance-based RSU awards granted in fiscal 2023, no awards will be earned or issued under such RSU awards, and, when such performance is certified by our NC&G Committee, 66,176 shares of our common stock will become available for future issuance under the LTIP in addition to the shares identified above.

4 2026 PROXY STATEMENT

Burn Rate

The following tables provide information regarding our NC&G Committee’s usage of the LTIP in the last three fiscal years (i.e., burn rate) based on both (i) performance-based awards approved during the relevant fiscal year (assuming target performance) and (ii) the actual number of shares earned pursuant to performance-based awards during the relevant fiscal year:

Burn Rate Based on Approved Performance-Based Awards (Assuming Target Performance)
	Director Retainers (Restricted Shares)	Service-Based RSU Awards	Performance-Based RSU Awards Approved(1)	Weighted Average Number of Shares Outstanding (000s)(2)	Burn Rate(3)
Fiscal 2023	13,203	60,555	74,605	15,590	0.95%
Fiscal 2024	12,928	66,970	80,215	15,665	1.02%
Fiscal 2025	32,918	135,400	115,300	14,963	1.90%
Three-Year Average					1.29%

(1)“Performance-Based RSU Awards Approved” reflects the number of shares that would be issued pursuant to performance-based equity awards approved during the relevant fiscal year (at target performance based on our relative total shareholder return during the applicable three-year performance period).
(2)Reflects basic weighted average number of shares outstanding during the applicable period.
(3)Burn rate = number of shares awarded (as set forth in the table) / weighted average number of shares outstanding.

Burn Rate Based on Performance-Based Awards Earned
	Director Retainers (Restricted Shares)	Service-Based RSU Awards	Performance-Based RSU Awards Earned (1)	Weighted Average Number of Shares Outstanding (000s)(2)	Burn Rate(3)
Fiscal 2023	13,203	60,555	110,568	15,590	1.18%
Fiscal 2024	12,928	66,970	97,814	15,665	1.13%
Fiscal 2025	32,918	135,400	43,954	14,963	1.42%
Three-Year Average					1.25%

(1)“Performance-Based RSU Awards Earned” reflects the number of shares actually earned pursuant to performance-based equity awards during the relevant fiscal year (based on our relative total shareholder return during the applicable three-year performance period). Performance-Based RSU Awards earned in fiscal 2023, fiscal 2024 and fiscal 2025 were granted in fiscal 2020, fiscal 2021 and fiscal 2022, respectively.
(2)Reflects basic weighted average number of shares outstanding during the applicable period.
(3)Burn rate = number of shares awarded (as set forth in the table) / weighted average number of shares outstanding.

We believe that our NC&G Committee’s use of the LTIP as a vehicle for rewarding and incentivizing key employees to deliver long-term value to our shareholders reflects a conservative and prudent use of equity-based compensation, as reflected in the burn rate metrics noted above. Our Board believes the requested share increase is appropriate to provide a reasonable level of equity grant capacity based on our recent burn rate, while taking into account the uncertainty in the number of shares that may ultimately be earned under outstanding and future performance-based awards with multi-year performance periods.

Types of Awards

The following is a summary of the types of awards that may be made under the LTIP:

Stock Options

Under the LTIP, our NC&G Committee may grant stock options (which may be incentive stock options under Section 422 of the Code or non-qualified stock options) that entitle the optionee to purchase shares of our common stock at a price equal to or greater than the fair market value of the stock on the date of grant. The option may specify that the exercise price is payable by the optionee (i) in cash, (ii) by the transfer to our company of unrestricted shares of our common stock, (iii) with any other legal consideration the NC&G Committee may deem appropriate or (iv) any combination of these. Except as specified under the award by the NC&G Committee in the event of a change of control or similar event, or the participant’s termination of employment due to death, disability, retirement, approved leave of absence, hardship or other special circumstances of the participant, no stock option granted to an employee may be exercised earlier than the first anniversary of the grant date. In addition, no stock option may be exercised more than 10 years from the grant date. Each grant may specify a period of continuous employment with our company or any of our subsidiaries (or in the case of a non-employee director, service on our Board) that is necessary before the stock option or any portion thereof will become exercisable.

SARs

Our NC&G Committee may grant SARs that entitle the participant to receive a payment equal to a percentage (not exceeding 100%) of the difference between the fair market value of our common stock on the grant date and on the date of exercise. The grant may specify that the amount payable to the participant upon exercise of the SAR may be paid (i) in cash, (ii) in shares of our common stock or (iii) any combination of these. Any grant may specify
2026 PROXY STATEMENT 5

a waiting period before the SARs may become exercisable and permissible dates or periods on or during which the SARs are exercisable. Each grant of a SAR must specify the period of continuous employment of the participant by our company or any of our subsidiaries that is necessary before the SAR or installments thereof may be exercisable. Except as specified under the award by the NC&G Committee in the event of a change of control or similar event, or the participant’s termination of employment due to death, disability, retirement, approved leave of absence, hardship or other special circumstances of the participant, no SAR granted to an employee may be exercised earlier than the first anniversary of the grant date.

Restricted Share Awards

Our NC&G Committee may authorize grants to participants of restricted shares. An award of restricted shares involves the immediate transfer to a participant of ownership of a specific number of shares in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of our NC&G Committee. The transfer may be made without additional consideration from the participant. Our NC&G Committee may specify performance objectives that must be achieved for the restrictions to lapse or for the restricted shares to be granted. Restricted shares may be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by our NC&G Committee. At the discretion of our NC&G Committee, any grant or sale of restricted shares may provide for the earlier termination of the risk of forfeiture in the event of a change of control of our company or a similar event or in the event of the participant’s termination of employment due to death, disability, retirement, approved leave of absence, hardship or other special circumstances of the participant. Except under the foregoing circumstances as approved by our NC&G Committee, restricted shares granted to employees are subject to a minimum one year vesting period (provided that restricted share awards subject to a performance period may include the performance period as part of the one year minimum vesting period).

RSUs

Our NC&G Committee may authorize grants to participants of RSUs. Each grant may specify one or more performance objectives to be met within a specified period in order for the participant to earn all or some portion of the RSUs. At the discretion of our NC&G Committee, the settlement date for RSU awards may be accelerated in the event of a change of control of our company or a similar event or in the event of the participant’s termination of employment due to death, disability, retirement, approved leave of absence, hardship or other special circumstances of the participant. Except under the foregoing circumstances as approved by our NC&G Committee, the settlement date for RSUs granted to employees must be at least one year following the grant date (provided that RSU awards subject to a performance period may include the performance period as part of the one year minimum settlement date). To the extent earned, RSUs will be paid to the participant at the time and in the manner determined by our NC&G Committee in (i) cash, (ii) shares of our common stock or (iii) any combination thereof. Any grant of RSUs may provide for the payment to the participant of dividend equivalents in cash or in additional shares of stock on a current, deferred or contingent basis.

Other Stock-Based Awards

Our NC&G Committee may authorize grants of other awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, subject to such terms and conditions as our NC&G Committee may determine. At the discretion of our NC&G Committee, the settlement date for other stock-based awards may be accelerated in the event of a change of control of our company or a similar event or in the event of the participant’s termination of employment due to death, disability, retirement, approved leave of absence, hardship or other special circumstances of the participant. Except under the foregoing circumstances as approved by our NC&G Committee, the settlement date for other stock-based awards must be at least one year following the grant date (provided that other stock-based awards subject to a performance period may include the performance period as part of the one year minimum settlement date). To the extent earned, other stock-based awards will be paid to the participant at the time and in the manner determined by our NC&G Committee in (i) cash, (ii) shares of our common stock or (iii) any combination thereof. Any grant of other stock-based awards may provide for the payment to the participant of dividend equivalents in cash or in additional shares of stock on a current, deferred or contingent basis.

Performance-Based Compensation

Awards granted under the LTIP may be subject to specified performance criteria established by the NC&G Committee. Such performance goals may include, but are not limited to, performance based on one or more of the following criteria:

•EBITDA;
•EBIT;
•net earnings;
•net income;
•operating income;
•earnings per share;
•book value per share;
•return on shareholders’ equity;
•capital expenditures;
•expenses and expense ratio management;
•return on investment;
•improvements in capital structure;
•profitability of an identifiable business unit or product;
•maintenance or improvement of profit margins;
•stock price;
•market share;
•revenues or sales;
•costs;
•cash flow;
6 2026 PROXY STATEMENT

•working capital;
•return on (net) assets;
•economic value added;
•gross or net profit before or after taxes;
•objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees; or
•total shareholder return or relative total shareholder return.

Adjustments

The LTIP provides that (i) the NC&G Committee may make appropriate equitable adjustments to the maximum number of shares of our stock available for issuance under, and other sublimits stated in, the plan and (ii) the NC&G Committee shall make appropriate equitable adjustments to the number of shares covered by outstanding awards and the exercise prices and performance measures applicable to outstanding awards, in any case to reflect changes in our capital structure on account of any stock dividend, stock split, recapitalization or other change in capital structure, any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization or partial or complete liquidation or other distribution of assets of our company or any event constituting an equity restructuring under the Code. These adjustments will be made only to the extent they conform to the requirements of applicable provisions of the Code.

Transferability

Except as provided below, no award under the LTIP may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and SARs may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. Our NC&G Committee may expressly provide in an award agreement (other than an incentive stock option award agreement) that the participant may transfer the award to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members or any other entity affiliated with the participant that our NC&G Committee may approve.

Amendment

Our Board may amend the LTIP at any time, except that no amendment or termination may be made without shareholder approval if the amendment would increase the number of shares reserved for issuance and delivery under the plan or otherwise increase the sublimits on (i) the number of shares of our common stock issuable under incentive stock options granted under the LTIP or (ii) the number of shares issuable to any participant in one calendar year. Our NC&G Committee may not reprice any stock option or stock appreciation right or purchase, cancel or buy out an underwater stock option or stock appreciation right, except with shareholder approval.

Duration

The LTIP will remain in effect until terminated by our Board.

United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences that generally will arise with respect to awards granted under the LTIP. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each LTIP participant is advised to consult with his or her tax advisor concerning the tax implications of participating in the LTIP.

Incentive Stock Options (or “ISOs”)

A participant generally will not recognize taxable income upon the grant or exercise of an ISO, although the exercise of an ISO may give rise to liability for alternative minimum tax. If a participant exercises an ISO and does not dispose of the shares acquired within two years after the date of grant or within one year after the date of exercise, any gain or loss recognized upon a subsequent sale of the shares generally will be treated as long-term capital gain or loss equal to the difference between the amount realized on the sale and the exercise price paid for the shares. If a participant disposes of shares acquired upon exercise of an ISO before satisfying these holding period requirements, the participant generally will recognize ordinary income at that time in an amount generally equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the amount realized on the disposition over the exercise price. Any additional gain or loss generally will be capital gain or loss. The Company generally will not be entitled to a deduction with respect to an ISO unless the participant makes a disqualifying disposition of the shares.

Non-Qualified Stock Options

A participant generally will not recognize taxable income upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received on the date of exercise over the exercise price. The Company generally will be entitled to a corresponding tax deduction at that time, subject to applicable limitations. Upon a subsequent sale of the shares, the participant generally will recognize capital gain or loss equal to the difference between the sale proceeds and the participant’s tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the shares are held for more than one year after exercise.

2026 PROXY STATEMENT 7

Stock Appreciation Rights (SARs)

A participant generally will not recognize taxable income upon the grant of a SAR. Upon exercise of a SAR, the participant generally will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The Company generally will be entitled to a corresponding tax deduction at that time, subject to applicable limitations. If shares received upon exercise are later sold, the participant generally will recognize capital gain or loss equal to the difference between the sale proceeds and the participant’s tax basis in those shares. Such gain or loss generally will be long-term capital gain or loss if the shares are held for more than one year after exercise.

Restricted Share Awards

A participant generally will not recognize taxable income upon the grant of restricted shares unless the participant makes a timely election under Section 83(b) of the Code. If a timely Section 83(b) election is made, the participant generally will recognize ordinary income on the date of grant equal to the fair market value of the shares on that date, less any purchase price paid for the shares, and the Company generally will be entitled to a corresponding tax deduction at that time, subject to applicable limitations. If no Section 83(b) election is made, the participant generally will recognize ordinary income when the shares become substantially vested in an amount equal to the fair market value of the shares at that time, less any purchase price paid, and the Company generally will be entitled to a corresponding tax deduction at that time, subject to applicable limitations. Upon a subsequent sale of the shares, the participant generally will recognize capital gain or loss equal to the difference between the sale proceeds and the participant’s tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the shares are held for more than one year after the applicable tax basis date.

Restricted Stock Units (RSUs)

A participant generally will not recognize taxable income upon the grant of an RSU, and a participant may not make an election under Section 83(b) of the Code with respect to an RSU. When shares or cash are delivered in settlement of an RSU, the participant generally will recognize ordinary income equal to the amount of cash or the fair market value of the shares received at that time, less any purchase price paid. The Company generally will be entitled to a corresponding tax deduction at that time, subject to applicable limitations. If shares received in settlement of an RSU are later sold, the participant generally will recognize capital gain or loss equal to the difference between the sale proceeds and the participant’s tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the shares are held for more than one year after settlement.

Other Stock-Based Awards

The federal income tax consequences of other stock-based awards authorized under the Plan will depend on the terms of the particular award, including whether the award is settled in cash, shares, or other property, whether the award is subject to vesting or other conditions, and the timing of settlement or disposition. In general, a participant will recognize ordinary income at the time cash, shares or other property is received or becomes substantially vested, in an amount equal to the cash and the fair market value of the shares or other property received, less any amount paid by the participant. The Company generally will be entitled to a corresponding tax deduction at that time, subject to applicable limitations. If shares are received and later sold, any subsequent gain or loss generally will be capital gain or loss equal to the difference between the sale proceeds and the participant’s tax basis in the shares, and such gain or loss generally will be long-term if the shares are held for more than one year.

Tax Consequences to the Company

The Company generally will be entitled to a corresponding tax deduction in the same amount and at the same time as the participant recognizes ordinary income. Any such deduction will be subject to applicable limitations, including Section 162(m) of the Code.

Section 162(m)

Section 162(m) of the Code generally disallows a deduction to publicly held companies for compensation, including stock-based compensation, in excess of $1,000,000 paid in any year to certain “covered employees.” The group of covered employees is defined by Section 162(m) and may expand under applicable law, regulations or other guidance. Accordingly, a portion of the compensation expense associated with awards under the LTIP may not be deductible for U.S. federal income tax purposes.

Section 409A

Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. We intend for awards granted under the LTIP to be exempt from, or otherwise comply with, Section 409A and the Treasury Regulations promulgated thereunder.

New Plan Benefits

No new plan benefits table for the LTIP is included in this proxy statement. Except for the annual stock retainer grant equal to $135,000 to be granted to each of our non-employee directors pursuant to our non-employee director compensation program, the benefits or amounts that may be received by or allocated to participants in the LTIP in future years will be determined in the discretion of our NC&G Committee and, accordingly, the benefits that may be received by or allocated to participants in the LTIP in future years are not presently determinable.

8 2026 PROXY STATEMENT

Why We Believe Shareholders Should Vote in Favor of the LTIP, as Amended and Restated

Our Board believes that our success depends, in large part, upon our ability to attract, retain and motivate key employees and non-employee directors and, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our equity-based award program is the primary vehicle for offering long-term incentives to our executive officers.

We believe the LTIP includes provisions, or is otherwise subject to various safeguards, that are designed to protect our shareholders’ interests and to reflect compensation and governance best practices, including:

Independent Committee Administration

The LTIP is administered by our NC&G Committee, whose members are independent under the applicable NYSE listing standards and “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

No Discounted Awards

No stock option or SAR may be granted with a per share exercise price less than 100% of the fair market value of shares of our common stock on the grant date.

No Repricing of Stock Options or SARs

The LTIP prohibits the repricing of stock options and SARs, or exchange of underwater stock options and SARs, in any case without shareholder approval.

Limits on Share Recycling

Shares of our common stock withheld to satisfy tax withholding on an award or to pay the exercise price of any award will not be added back to the number of shares available for issuance under the LTIP.

No Tax Gross-Ups

The LTIP does not provide for any tax gross-ups.

No Evergreen Feature

The LTIP does not include an evergreen funding feature under which the shares available for issuance under the LTIP can be automatically replenished.

Minimum Vesting Requirements

All awards under the LTIP must meet minimum one-year vesting requirements, subject to certain limited exceptions detailed in the plan document which may be approved by our NC&G Committee.

Annual Limit on Participant Awards

The LTIP provides for an annual limit on the number of shares that may be granted to an individual participant pursuant to LTIP awards.

Copies of the LTIP

This summary is not a complete description of all of the provisions of the LTIP. The summary is qualified in its entirety by the full text of the LTIP, a copy of which has been attached to this proxy statement as Appendix A (and which copy reflects the proposed amendments described above). Shareholders are encouraged to read the full text of the LTIP.

Required Vote

Approval of the LTIP requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non‑votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote to approve the LTIP, as amended and restated. Abstentions will have the same effect as a vote against this proposal.

Recommendation of our Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OXFORD INDUSTRIES, INC. LONG-TERM STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.
2026 PROXY STATEMENT 9

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Our Audit Committee is responsible for appointing and overseeing Oxford’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2026, which appointment was ratified by our full Board. Ernst & Young LLP has served as our independent auditors since 2002.
Our Board considers Ernst & Young LLP to be well qualified and recommends that our shareholders vote to approve its selection. Although shareholder ratification of the selection of our independent registered public accounting firm is not required by law, our Board believes soliciting shareholder approval of Ernst & Young LLP’s selection to be a matter of good corporate governance. A representative of Ernst & Young LLP is expected to participate in the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.
Required Vote
Ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2026 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. If our shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2026, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for fiscal 2026 and/or future years.
Recommendation of our Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2026.
Proposal No. 4: Non-Binding, Advisory Vote to Approve Executive Compensation
Executive Compensation
We are asking shareholders for their views on our named executive officer compensation practices, as described in this proxy statement. This “say-on-pay” proposal gives our shareholders the opportunity to indicate their support on our executive compensation practices. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As further described under “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to maintain a strong link between pay and performance for our named executive officers; align our named executive officers’ interests with those of our shareholders by creating a strong focus on stock ownership; and ensure that we are able to attract and retain talented individuals who can deliver excellent business performance.
Proposed Resolution
We are asking our shareholders to vote on the following resolution at the annual meeting:
RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth herein.
Required Vote
Approval of the say-on-pay resolution requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on the resolution approving executive compensation. Abstentions will have the same effect as a vote against this proposal.
The vote on this say-on-pay proposal is advisory, and therefore the results of this proposal are not binding on our company, our Board or our NC&G Committee. The results of this proposal will not override any decision made by our Board or NC&G Committee. Our Board and our NC&G Committee value the input of our shareholders and to the extent there is any significant vote against this say-on-pay proposal, we will consider our shareholders’ concerns and our NC&G Committee will evaluate whether any actions, in fiscal 2026 or in subsequent years, are appropriate to address those concerns.
Recommendation of our Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL APPROVING EXECUTIVE COMPENSATION.
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CORPORATE GOVERNANCE AND BOARD MATTERS
Directors
Under our articles of incorporation, or charter, our Board must consist of at least nine members, with the specific number fixed by our bylaws, as amended from time to time. Our bylaws have currently set the number of our directors at 10 members, and we currently have 10 members serving on our Board. As noted above, on March 23, 2026, our Board amended our bylaws to reduce the number of directors serving on our Board to consist of nine members effective immediately prior to the 2026 Annual Meeting of Shareholders and Mr. Wood's retirement.

Our charter provides that the members of our Board are to be divided into three classes. Our Board currently consists of four Class I directors (Dennis M. Love, Clyde C. Tuggle, E. Jenner Wood III and Carol B. Yancey), three Class II directors (Thomas C. Chubb III, John R. Holder and Stephen S. Lanier) and three Class III directors (Helen Ballard, Virginia A. Hepner and Milford W. McGuirt). The terms of our Class I directors expire at the 2026 annual meeting, while the terms of our Class II directors and Class III directors expire in 2027 and 2028, respectively.
Director Nominees
The following sets forth, as of April 17, 2026, certain information concerning our nominees for director, as well as a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of these individuals should serve as a director.
Nominees for Class I Director

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Dennis M. Love	70	2008
Dennis M. Love is the retired Chairman of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, a position he held from 2005 until 2017. Dennis also served as Chief Executive Officer of Printpack Inc. from 1987 until his retirement from that position in 2016. Dennis served as a director of AGL Resources, Inc. from 1999 until that company’s merger with Southern Company in 2016.
Dennis has approximately 30 years of experience as a chief executive and has extensive service as a director of public companies. The insight Dennis gained through these affiliations serves our Board well. In addition, his stewardship of Printpack Inc.’s successful domestic and international acquisitions allows him to offer key insights into our operations and strategic decision making, making him a valuable asset to our Board and Audit Committee.

Clyde C. Tuggle	65	2011
Clyde C. Tuggle is the President and Chief Executive Officer of InVeris Training Solutions, Inc., and is a co-founder of Pine Island Capital Partners, a middle-market private equity investment firm. Clyde retired as Senior Vice President, Chief Global Public Affairs and Communications Officer of The Coca-Cola Company in 2017, a position he held since 2009, and subsequently served as Senior Advisor to the Chief Executive Officer of Coca-Cola until 2018. During his 30-year career at Coca-Cola, Clyde held a number of senior management roles, including as Executive Assistant (chief of staff) to the CEO; Deputy Division President, Central Europe; Senior Vice President, Worldwide Public Affairs and Communication; and President of Coca-Cola’s Russia, Ukraine and Belarus Division. Clyde serves on the Board of Directors of Georgia Power Company.
Clyde has broad executive management experience at a publicly traded company heavily focused on brand management, which serves our Board well. In addition, Clyde’s experience at Coca-Cola, which includes oversight of investor relations and public communications issues, provides key insights to our Board, Audit Committee and Finance Committee.

Carol B. Yancey	62	2022
Carol B. Yancey retired as Executive Vice President and Chief Financial Officer of Genuine Parts Company in 2022 after more than 30 years in various executive and senior financial and governance roles, including Corporate Secretary, Senior Vice President of Finance, Director of Shareholder Relations and Director of Investor Relations. Prior to joining Genuine Parts Company, she spent six years in public accounting. Carol is a member of the Board of Directors and chair of the Audit Committee of BlueLinx Holdings Inc.
Carol has more than 30 years of experience in public accounting, financial oversight and operational matters, including extensive experience in public company executive leadership. Her depth of insight into strategic leadership and governance brings valuable expertise to our Board, NC&G Committee and Finance Committee.

2026 PROXY STATEMENT 11

Continuing Directors
The following sets forth, as of April 17, 2026, certain information concerning our current Class II and Class III directors, whose terms expire in 2027 and 2028, respectively, as well as a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of these individuals should serve as a director. Each of our Class II and Class III directors is currently expected to remain in office for the remainder of his or her current term.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Helen Ballard	71	1998
Helen Ballard is the owner of Helen Ballard LLC, a company she formed in 2015 in the business of home furnishing products design. Prior to forming Helen Ballard LLC, Helen founded Ballard Designs, Inc. in 1983 and served as its Chief Executive Officer until she retired from that position in 2002. Ballard Designs, Inc. is an omnichannel home furnishing retail business.

Helen has more than 20 years of experience in a chief executive capacity. Helen also previously served as a member of the Board of Directors of Cornerstone Brands, Inc., which was organized as a conglomerate of companies selling home and leisure goods and casual apparel through catalogs primarily aimed at affluent, well-educated consumers ages 35 to 60. Helen’s experience in direct-to-consumer branded businesses serves our Board well.

Thomas C. Chubb III	62	2012
Thomas C. Chubb III is our Chairman, Chief Executive Officer and President. Tom has served as our Chief Executive Officer and President since 2013 and was elected our Chairman in 2015. Tom served as our President starting in 2009, as our Executive Vice President from 2004 until 2009, and as our Vice President, General Counsel and Secretary from 1999 to 2004. Tom is a member of the Board of Directors and serves as the Presiding Director, a member of the Compensation and Human Capital Committee and as Chair of the Nominating/Corporate Governance Committee of Flowers Foods, Inc.

Tom has been an executive with our company for more than 25 years. Tom was instrumental in our company’s transformation from its historical domestic private label manufacturing roots to becoming a portfolio of leading lifestyle brands. Tom’s previous experience as our General Counsel also gives him key insights into the business, legal and regulatory environment in which we operate. Tom’s long history with our organization, his leadership skills and his knowledge of our businesses and industry serve our Board well.

Virginia A. Hepner	68	2016
Virginia A. Hepner retired from her position as President and Chief Executive Officer of The Woodruff Arts Center, a visual and performing arts center, in 2017. Virginia had served in this capacity since 2012. Prior to joining the Woodruff Arts Center, she served as a consultant to DMI Music and Media Solutions from 2011 until 2012. She was a principal investor in GHL, LLC, a private real estate investment partnership for commercial assets from 2005 through 2022. Virginia retired from Wachovia Bank in 2005 as an Executive Vice President. Virginia served as a director of Cadence Bank, including as Chair of its Audit Committee and a member of its Executive Compensation and Stock Incentive Committee, from 2019 until its acquisition by Huntington Bancshares Incorporated in February 2026, at which time she became a director of Huntington Bancshares Incorporated, where she serves as a member of the Audit Committee. Virginia is also a member of the Board of Directors of National Vision Holdings, Inc., including as the Chair of its Nominating and Corporate Governance Committee. She previously served as a director of Chexar Corporation (now named Ingo Money, Inc.).

Virginia has more than 25 years of corporate banking and capital markets experience, including having served as a senior officer with financial oversight responsibilities. Her financial expertise and leadership skills, also evidenced by her experience as a director of publicly held companies and overseeing various aspects of The Woodruff Arts Center’s operations, serve our Board well.

John R. Holder	71	2009
John R. Holder is Chairman of Holder Properties, Inc., a commercial and residential real estate development, acquisitions, leasing and management company, and has held that position since 1989. John served as Chief Executive Officer of Holder Properties, Inc. from 1989 until his retirement from that position in 2023. He served as a director of Genuine Parts Company, including as a member of the Compensation and Human Capital Committee, until his retirement from the Board of Directors of Genuine Parts Company in September 2025. He is a member of the Board of Directors of SunTrust Bank's Atlanta Region.

John has demonstrated strategic leadership in growing Holder Properties, which has developed or acquired over 100 projects across the United States with total capitalization in excess of $4 billion, and has also had extensive involvement in the financial and marketing areas of that business. His service as the Chairman and Chief Executive Officer of Holder Properties, together with various board affiliations, including civic organizations, has given him leadership experience, business acumen and financial literacy beneficial to our Board and Finance Committee.

12 2026 PROXY STATEMENT

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Stephen S. Lanier	48	2018
Stephen S. Lanier is a Managing Partner of Fremantle Capital, LLC, a private investment firm that seeks to acquire or invest in lower middle market companies in the Southeastern U.S. and Texas. Prior to co-founding Fremantle Capital in 2017, Stephen spent seven years in leadership positions in operations, compliance, governmental affairs and the office of the general counsel at Southern Company, one of the nation’s largest energy companies. Before joining Southern Company, Stephen served in the Central Intelligence Agency during the George W. Bush and Barack Obama administrations. Stephen began his career as a securities analyst for Merrill Lynch.

Stephen has more than 20 years of private and public sector experience in multiple industries. Stephen has extensive middle market M&A experience and has worked internationally in various regions. He has a strong financial background, as well as insight into the global markets and regulatory environments in which we operate, all of which provides valuable insights to our Board.

Milford W. McGuirt	69	2020
Milford W. McGuirt retired as Managing Partner of the Atlanta office and Mid-South Region of KPMG in 2019. During a 33-year career at KPMG, Milford held a number of leadership positions, including as a senior partner and the National Audit Sector Leader and National Industry Leader for the firm's higher education practice. Prior to joining KPMG, Milford served as an audit manager with Coopers & Lybrand. Milford is a member of the Board of Directors of Science Applications International Corp. and serves as the Chair of its Audit Committee and a member of its Nominating and Corporate Governance Committee. Milford also serves as a member of the Board of Directors of Chick-fil-A, Inc. Milford served as a member of the Board of Directors, Audit Committee and Nominating and Corporate Governance Committee of HD Supply Holdings, Inc. and HD Supply, Inc. from June 2020 until those companies were acquired by The Home Depot, Inc. in December 2020.

Milford has more than 40 years of experience in public accounting and audit services, which included recognition as one of Atlanta’s Most Admired CEOs by the Atlanta Business Chronicle in 2017 when he was heading up KPMG’s Atlanta office and Mid-South Region. Milford’s professional experience, which includes extensive board and civic affiliations, provides our Board and Audit Committee with valuable financial expertise, governance insights and strategic leadership.

2026 PROXY STATEMENT 13

Director Skills and Qualifications
The following matrix highlights certain relevant qualifications, skills and experiences of our director nominees and continuing directors, many of which our Board has considered in concluding that each of these individuals should serve as a director, as well as certain voluntarily self-disclosed demographic information. The qualifications summarized in this matrix are not exhaustive, as each of our directors brings a broad array of insights and experiences that serve our Board well. We believe that each of our directors possesses the knowledge and skills necessary to contribute to the effective oversight of our business and operations. We also believe our Board reflects a balanced set of experienced board members and less tenured directors who bring fresh perspectives and experiences. To ensure that each director has the appropriate bandwidth to effectively be a member of our Board, under our Corporate Governance Guidelines, without specific approval from our Board, no director may serve on more than four public company boards (including our Board).

	Ballard	Chubb	Hepner	Holder	Lanier	Love	McGuirt	Tuggle	Yancey
Executive Leadership Experience	✓	✓	✓	✓		✓	✓	✓	✓
Public Company Board Experience		✓	✓	✓		✓	✓		✓
Consumer Insights and Branding	✓	✓		✓	✓			✓	✓
Finance and Accounting		✓	✓	✓	✓	✓	✓	✓	✓
Risk Oversight		✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓		✓	✓
Product Development, Sourcing and Merchandising	✓	✓				✓		✓	✓
Regulatory and Corporate Responsibility		✓	✓		✓		✓	✓	✓
Independence	✓		✓	✓	✓	✓	✓	✓	✓
Gender
Male		✓		✓	✓	✓	✓	✓
Female	✓		✓						✓
Race/Ethnicity
African American or Black							✓
White	✓	✓	✓	✓	✓	✓		✓	✓
Age (years)	71	62	68	71	48	70	69	65	62
Tenure (years)	28	14	10	17	8	18	6	15	4
Director Independence
Our Corporate Governance Guidelines provide that we will have a majority of “independent” directors under the New York Stock Exchange’s (“NYSE’s”) listing standards, as determined by the Board, and that, at least annually, our NC&G Committee will review each relationship that exists with a director and his or her related interests for the purpose of determining whether the director is independent. Based in part on our NC&G Committee’s review, our Board annually considers the independence of each of our directors.

At its respective March 2026 meeting, each of our NC&G Committee and full Board considered director independence. As part of this consideration, our NC&G Committee and Board broadly considered all relevant facts and circumstances, including the NYSE’s corporate governance listing standards and all relevant transactions and relationships between each director (including each director’s immediate family members and other affiliates) and our company and/or management to determine whether any relationship might impair the director’s ability to make independent judgments.

Based on this review and consistent with the recommendation of our NC&G Committee, our Board affirmatively determined that all nine of our non-employee directors are independent.

Thomas C. Chubb III is currently our Chairman, Chief Executive Officer and President, and therefore not considered an independent director.
Corporate Governance Guidelines; Conduct Policies
Our Board has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board and its committees. In accordance with its charter, our NC&G Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. As provided under our Corporate Governance Guidelines, our Board annually conducts a self‑evaluation, which our NC&G Committee oversees. Our Board has the authority to engage its own advisors and consultants.

Our Board has also adopted a Code of Conduct applicable to all of our directors, officers and employees, as well as an ethical conduct policy that applies to our senior financial officers, specifically our chief executive officer and our chief financial officer. We intend, if applicable, to disclose amendments to our Code of Conduct and our ethical conduct policy for our senior financial officers (other than technical, administrative or other non-
14 2026 PROXY STATEMENT

substantive amendments) and material waivers of (or failure to enforce) any provisions of these conduct policies (if applicable to any of our directors or executive officers) on our website at www.oxfordinc.com.
Board Meetings and Committees of our Board of Directors
During fiscal 2025, our Board held four meetings and committees of our Board held a total of eight meetings. During fiscal 2025, each of our directors attended more than 75% of the aggregate number of meetings of our Board and of all committees of which the director was a member. Although we do not have a formal policy requiring attendance by directors at our annual meetings of shareholders, as stated in our Corporate Governance Guidelines, we encourage directors to attend our annual meetings of shareholders. Eight of our directors attended our 2025 annual meeting.
Our Board has a standing Executive Committee, Audit Committee, Finance Committee and NC&G Committee. During fiscal 2024, our NC&G Committee recommended and our Board approved the addition of a Finance Committee responsible for reviewing and making recommendations to the Board with respect to our annual operating and capital allocation budgets and reviewing other matters relating to our financing, investments and capital structure. The Finance Committee held its first meeting in fiscal 2025. The following table identifies the members of each of these committees as of April 17, 2026 and the number of meetings (and actions taken by written consent in lieu of meetings) held by each of these committees during fiscal 2025.

Name	Executive Committee	Audit Committee	Finance Committee	NC&G Committee
Helen Ballard*				X
Thomas C. Chubb III Chairman	Chair
Virginia A. Hepner*	X			Chair
John R. Holder*			Chair
Stephen S. Lanier*		X	X
Dennis M. Love*	X	Chair
Milford W. McGuirt*		X
Clyde C. Tuggle*		X	X
E. Jenner Wood III* Lead (Independent) Director	X			X
Carol B. Yancey*			X	X
Total Number of Meetings	0	4	1	3
Actions by Written Consent	0	1	0	4

*Independent Director
Executive Committee
Our Executive Committee has the power to exercise the authority of the full Board in managing the business and affairs of our company, except certain powers that are reserved to our full Board under Georgia law. In practice, our Executive Committee serves as a means for taking action requiring our Board’s approval between its regularly scheduled meetings.
Audit Committee
The purpose of our Audit Committee is to assist our Board in fulfilling its oversight responsibilities with respect to the following: (1) the integrity of our financial statements, reporting processes and systems of internal controls; (2) our compliance with applicable laws and regulations; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of our internal audit function and our independent registered public accounting firm.
The principal duties and responsibilities of our Audit Committee are set forth in its charter. Pursuant to its charter, our Audit Committee has full access to our books, records, facilities and personnel, as well as the express authority to retain, at our expense, any outside legal, accounting or other advisors that it deems necessary or helpful to the performance of its responsibilities. Pursuant to its charter, our Audit Committee is also charged with reviewing our guidelines and policies with respect to risk assessment and risk management, including cybersecurity risks and major financial risk exposures, and the steps taken by our management to monitor and manage those risks. In addition, our Audit Committee may exercise additional authority prescribed from time to time by our Board.
Our Board annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review in March 2026, our Board determined that Dennis M. Love and Milford W. McGuirt are “audit committee financial experts,” as that term is defined by the rules and regulations of the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), and that all of the members of our Audit Committee are financially literate in accordance with the NYSE’s governance listing standards and SEC rules and regulations. Each member of the committee is also “independent” under the NYSE listing standards and applicable SEC rules.
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Finance Committee
The purpose of our Finance Committee is to assist our Board by: (1) reviewing our capital structure and capital allocation practices and strategies and (2) taking such action and providing such reports and recommendations to our Board as it deems advisable in furtherance of the foregoing. Pursuant to its charter, each member of the Finance Committee is required to be independent under NYSE listing standards.
Nominating, Compensation & Governance Committee (or NC&G Committee)
The purpose of our NC&G Committee is to: (1) assist our Board in fulfilling its responsibilities with respect to the compensation of our executive officers; (2) recommend candidates for all directorships to be filled; (3) identify individuals qualified to serve as members of our Board; (4) review and recommend committee appointments; (5) take a leadership role in shaping our corporate governance; (6) develop and recommend our Corporate Governance Guidelines to our Board for adoption; (7) lead our Board in an annual review of its own performance; and (8) perform other functions that it deems necessary or appropriate. Pursuant to its charter, our NC&G Committee has the express authority to retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor, at our company’s expense.
Our NC&G Committee also has the following responsibilities, among others, related to compensation matters: (1) administering our restricted stock and stock option plans; (2) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining the compensation of our Chief Executive Officer based upon this evaluation; (3) reviewing and approving the compensation of our non-CEO executive officers; and (4) making recommendations to our Board regarding certain incentive compensation plans and equity-based plans. In addition, as part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking.
Following its review in March 2026, our Board determined that all of the members of our NC&G Committee are independent and meet the enhanced independence standards applicable to compensation committee members under the NYSE’s corporate governance listing standards and SEC rules and regulations.
Board’s Role in Risk Oversight
Our Board is ultimately charged with overseeing our business, including risks to our business, on behalf of our shareholders. In order to fulfill this responsibility, our Audit Committee, pursuant to its charter, reviews our policies with respect to our company’s risk assessment and risk management. With our Audit Committee’s oversight, we conduct an enterprise risk management, or “ERM,” program on an ongoing basis. At each quarterly meeting of our Audit Committee, a significant portion of time is devoted to a management report to the committee on the status of the ERM program and/or certain risks, including among other things cybersecurity and data privacy, faced by our company.
Our Audit Committee actively engages management on potential strategies for reducing, eliminating or mitigating the risks to our organization. Our Audit Committee regularly reports to our Board on our ERM program. In addition to our ERM program, our Board examines specific business risks in its regular reviews of our operating groups and also on a company-wide basis as part of its regular strategic reviews.
Additionally, specifically with respect to cybersecurity risk oversight, our Board has delegated to the Audit Committee oversight responsibility for cyber risks and incidents relating to cybersecurity threats, including compliance with disclosure requirements. The Head of Cyber Security provides quarterly reports to our Audit Committee regarding cyber risk trends, technology security risks, projects to continually enhance our information security systems, cybersecurity strategy and the emerging threat landscape, including those relating to the use of artificial intelligence. The Audit Committee reports any findings and recommendations, as appropriate, to the full Board for consideration. Our cybersecurity program is regularly addressed by internal and external resources to evaluate and enhance the effectiveness of our information security policies, controls and procedures. The results of those reviews are reported to senior management and the Audit Committee. As part of our cyber risk management program, we track and log security incidents across our enterprise and perform third-party risk assessments to identify and attempt to mitigate risks from third parties such as vendors and suppliers.
As part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. Our compensation programs typically provide for short-term cash incentive payments to individuals throughout our company based on satisfaction of pre-established performance targets, which, for corporate and administrative functions, in recent years have been based on profit before taxes, as adjusted for non-recurring or unusual items (PBT). For employees within our various operating groups, these performance targets may be based on performance by the operating group, as a whole, or a specific business unit or business location within that operating group (including, for example, sales targets for retail and restaurant employees). In considering the risks presented by financially-oriented performance targets based on operating group or company PBT, our NC&G Committee has taken into consideration that underlying performance measures tie back to our financial statements and that our senior management (and, with respect to our executive officers, our NC&G Committee) review and approve applicable performance targets. Furthermore, centralized accounting and finance oversight support consistency and controls and reduce the risk of manipulation at the business unit level, and only senior management (or, with respect to our executive officers, our NC&G Committee) can approve performance adjustments. Relative TSR performance under our performance-based equity compensation programs is objectively determinable, with limited, pre-defined adjustments subject to the approval of our NC&G Committee. In addition, we maintain a clawback policy that applies to all executive officers in the event we are required to restate any of our financial statements due to material noncompliance with financial reporting requirements. We do not believe that our compensation policies and procedures are reasonably likely to create risks that have a material adverse effect on our company.
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Corporate Responsibility Oversight
We believe that our Board’s active involvement in oversight of corporate responsibility risks and initiatives affords us tremendous benefits. Our Audit Committee is responsible for overseeing our ERM program, and management reports quarterly to the Audit Committee on various components of the ERM program. Our Audit Committee is also specifically charged with reviewing our consideration of environmental impact and supply chain issues and risks and management’s efforts to manage those risks, as well as reviewing the type and presentation of our corporate responsibility disclosures. In addition, our General Counsel reports quarterly to the Audit Committee about any questions relating to ethics or our Code of Conduct raised by individuals within our organization and/or externally. Our NC&G Committee has broad oversight responsibilities for, among other things, our governance structure, including expectations and requirements embedded in our charter, bylaws and Corporate Governance Guidelines, our executive compensation policies and practices and our human capital management. Our Board is in regular discussion with our Chairman, Chief Executive Officer and President regarding corporate governance issues, including management succession planning.
Meetings of Non-Employee Directors
Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately in executive sessions. E. Jenner Wood III, as our lead director, chaired the meetings of our non-employee directors during fiscal 2025.
Board Leadership
Our Board is responsible for governing the affairs of our company for the benefit of our shareholders. In discharging this responsibility, our Board relies on the judgment, business acumen and experience of our qualified management team. Our directors believe that the appropriate leadership structure for our Board may change from time to time. As stated in our Corporate Governance Guidelines, our Board does not have a policy as to whether our Chief Executive Officer should also serve as chair of our Board. The Board makes this decision as it deems appropriate from time to time based upon the relevant factors applicable to each case.
Our Board is currently comprised of nine independent directors and one management director (our current Chairman, Chief Executive Officer and President, Thomas C. Chubb III). In electing Thomas C. Chubb III as our Chairman in 2015, our Board considered his leadership qualities; management capability; knowledge of our business and industry; long-term, strategic perspective demonstrated over the course of many years; and performance as our Chief Executive Officer and President.
E. Jenner Wood III has served as an active, engaged lead (independent) director. In his capacity as the lead director, he sets the agenda for, and chairs, executive sessions of our non-employee directors; serves as a liaison between independent directors and our Chairman, Chief Executive Officer and President; and serves as a liaison between our shareholders and our independent directors. As lead director, he has been in regular contact with our Chairman, Chief Executive Officer and President about our operating results and activities, risks to our business, and our business prospects. Our Board is evaluating succession for the lead director role following Mr. Wood’s retirement, alongside potential additional changes to the Board’s governance practices, designed to ensure a seamless transition of the lead director’s responsibilities and continuity of management oversight by our non-employee directors.
We also have a supermajority of independent directors, regular meetings of our non-employee directors in executive session and an Audit Committee, Finance Committee and NC&G Committee (each of which reports to our full Board on a quarterly basis on significant committee activities) comprised solely of independent directors. Our Board believes the current leadership structure, comprised of an executive chair and CEO balanced with a strong lead director tasked with significant specified duties, is in the best interests of our company and shareholders.
Director Nomination Process
In accordance with our Corporate Governance Guidelines, our NC&G Committee periodically reviews the skills and characteristics required of our directors. This assessment includes issues such as independence, expertise, age, diversity of skills and background, general business knowledge and experience, financial literacy, availability and commitment, as well as other criteria that our NC&G Committee finds to be relevant. We believe continuity in director service promotes stability and provides our company with the benefit of accumulated familiarity and insight. Accordingly, our NC&G Committee’s process for identifying nominees reflects our company’s historic practice of re-nominating incumbent directors whom the committee believes will continue to beneficially contribute to our Board.
In order to accomplish its objectives, our NC&G Committee’s evaluations of potential candidates generally involve a review of the candidate’s background and credentials, interviews of a candidate by members of our Board and discussions among our directors. Based on its evaluation in light of the foregoing factors, our NC&G Committee recommends candidates to our full Board which, in turn, selects candidates to be nominated for election by shareholders or to be elected by our Board to fill a vacancy.
Although our Board does not follow any ratio or formula to determine the appropriate composition of directors, consistent with our Corporate Governance Guidelines, our NC&G Committee recognizes that a diversity of skills, perspectives and practical experiences can enhance our Board’s effectiveness. Accordingly, it is the practice of our NC&G Committee in evaluating potential director candidates to give consideration to the diversity of experiences and perspectives that a prospective candidate may bring to our Board. We believe our directors possess the breadth of backgrounds, experiences and qualifications necessary for effective oversight and strategic decision-making.
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Director Compensation
Compensation Program for Fiscal 2025
For fiscal 2025, our non-employee directors were compensated in accordance with the following program guidelines:
•an annual stock retainer in the form of restricted stock (subject to a vesting period generally coinciding with one year of service on our Board) granted to each non‑employee director with a grant date fair value of $135,000 (which was increased from an annual stock retainer with a grant date fair value of $125,000 for fiscal 2024);
•an annual cash retainer of $85,000 payable in quarterly installments to each non‑employee director (which was increased from an annual cash retainer of $75,000 for fiscal 2024);
•an additional annual cash retainer of $35,000 payable in quarterly installments to our lead director (which was increased from an additional annual cash retainer of $25,000 for fiscal 2024);
•an additional annual cash retainer of $25,000 payable in quarterly installments to the chairs of our Audit and NC&G Committees (which was increased from an additional annual cash retainer of $20,000 for fiscal 2024); and
•an additional annual cash retainer of $20,000 payable in quarterly installments to the chair of our Finance Committee.
To further facilitate our directors increasing their ownership of our stock, our non-employee directors are given the option to receive their annual cash retainers in the form of a one-time restricted stock grant having a grant date fair value equal to the retainer. For fiscal 2025, one of our non-employee directors elected to receive his cash retainer in the form of restricted stock.
Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. Accordingly, the fiscal 2025 director compensation program described above applies to the period starting with the 2025 annual meeting held on June 24, 2025 and concluding with this year’s annual meeting and does not coincide with our 2025 fiscal year for which director compensation is reported in the table below under “—Director Compensation for Fiscal 2025.”
Under our Deferred Compensation Plan, our non-employee directors are eligible to defer receipt of up to 100% of their cash retainers. Non-employee directors are permitted to “invest” their deferred fees among a platform of investment options that are available to our eligible employees who participate in the plan. Our Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan, and participants’ account balances are subject to the claims of our company’s creditors. In the event that our company becomes insolvent, participants in the plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating directors with the long-term interests of our shareholders. Because our Deferred Compensation Plan does not provide above-market, fixed rates of return, earnings under the plan are not included in the table below under “—Director Compensation for Fiscal 2025.” Two of our non-employee directors elected to participate in our Deferred Compensation Plan during fiscal 2025.
As an employee director, our Chairman, Chief Executive Officer and President, Thomas C. Chubb III, is not compensated for his service on our Board.
Director Compensation for Fiscal 2025
The table below summarizes the compensation for our non-employee directors for fiscal 2025.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)(4)
Helen Ballard	82,502	134,999	7,804	225,304
Virginia A. Hepner	106,252	134,999	7,804	249,054
John R. Holder(5)	83,752	134,999	7,933	226,683
Stephen S. Lanier	82,502	134,999	7,804	225,304
Dennis M. Love(6)	39	244,962	12,209	257,209
Milford W. McGuirt	82,502	134,999	7,804	225,304
Clyde C. Tuggle	82,502	134,999	7,804	225,304
E. Jenner Wood III	115,002	134,999	7,804	257,804
Carol B. Yancey	82,502	134,999	7,804	225,304

(1)Represents the aggregate grant date fair value of restricted stock granted in fiscal 2025, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found under the caption “Equity Compensation” in Notes 1 and 9 in our Fiscal 2025 Annual Report on Form 10-K. As of January 31, 2026, Dennis M. Love held 4,037 restricted shares of our common stock, and each of our other current non-employee directors held 3,354 restricted shares of our common stock. Restricted shares held by each of our non-employee directors as of January 31, 2026 will vest on June 23, 2026.
(2)Represents the dollar value of dividends paid on unvested stock awards, which was not factored into the grant date fair value for the stock.
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(3)In addition, from time to time, our directors receive discounted and complimentary meals, apparel and related merchandise. We do not believe that the aggregate incremental cost to us of these discounts and benefits exceeds $10,000 for any of our directors and, in accordance with SEC rules and regulations, have excluded them from this table.
(4)Totals may not add due to rounding.
(5)In June 2024, John R. Holder elected to receive his cash retainer for the period from June 25, 2024 through June 24, 2025 in the form of restricted stock. Pursuant to such election, a portion of his cash compensation that would otherwise be reflected in the table above as attributable to service during fiscal 2025 was reported in our 2025 proxy statement as compensation in the form of stock awards.
(6)In June 2025, Dennis M. Love elected to receive his fiscal 2025 cash retainer of $110,000 in the form of restricted stock. Pursuant to such election, he was granted 2,732 restricted shares of our common stock.
Stock Ownership and Retention Guidelines
To reinforce the alignment of the interests of our directors with the long-term interests of our shareholders, our Board has established stock ownership guidelines applicable to our non-employee directors. Under these guidelines, each of our non-employee directors is expected within four years to accumulate and hold shares of our common stock having a fair market value equal to 2.0x the director’s aggregate annual cash and stock retainer.
Our Corporate Governance Guidelines also provide for a retention guideline, or holding period, of one year for stock acquired upon the lapse of restrictions on restricted stock (net of funds reasonably expected to be necessary to satisfy applicable taxes) that applies to our non-employee directors who have not satisfied and/or do not continue to satisfy their applicable stock ownership guideline.
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EXECUTIVE OFFICERS
All of our executive officers are elected by and serve at the discretion of our Board. The following table sets forth information, as of April 17, 2026, about our executive officers, with the exception of our Chairman, Chief Executive Officer and President Thomas C. Chubb III, whose biographical information is provided above under “Corporate Governance and Board Matters—Directors—Continuing Directors” on page 12:

Name	Age	Title	Biography
Thomas E. Campbell	62	Executive Vice President and Chief Information Officer	Thomas E. Campbell is Executive Vice President and Chief Information Officer and was named to that position in 2021. Previously, Tom served as our Executive Vice President-People & Technology from 2019 until 2021; Executive Vice President-Law and Administration, General Counsel and Secretary from 2014 to 2019; Senior Vice President-Law and Administration, General Counsel and Secretary from 2011 to 2014; Senior Vice President-Law, General Counsel and Secretary from 2008 to 2011; and Vice President-Law, General Counsel and Secretary from 2006 to 2008.
K. Scott Grassmyer	65	Executive Vice President, Chief Financial Officer and Chief Operating Officer	K. Scott Grassmyer is Executive Vice President, Chief Financial Officer and Chief Operating Officer. Scott was promoted to the additional role of Chief Operating Officer in 2022 and has served in the capacity of Chief Financial Officer, including as our Executive Vice President and Chief Financial Officer and Executive Vice President-Finance, Chief Financial Officer and Controller, since 2014. Previously, Scott served as Senior Vice President-Finance, Chief Financial Officer and Controller from 2011 to 2014; Senior Vice President, Chief Financial Officer and Controller from 2008 to 2011; Senior Vice President and Controller from 2004 to 2008; Vice President and Controller from 2003 to 2004; and Controller from 2002 to 2003.
Tracey Hernandez	60	Senior Vice President and Chief Human Resources Officer	Tracey Hernandez is Senior Vice President and Chief Human Resources Officer and has held that position since 2022. Tracey served as our VP, Human Resources from 2019 to 2022. Prior to joining our company, Tracey was Vice President, Human Resources of Belk Department Stores from 2016 to 2019.
Michelle M. Kelly	47	Chief Executive Officer, Lilly Pulitzer	Michelle M. Kelly is Chief Executive Officer, Lilly Pulitzer (one of our operating groups) and has held that position since 2016. She served as President of Lilly Pulitzer from 2015 until her promotion in 2016. Michelle has worked for Lilly Pulitzer for 20 years and prior to her promotion in 2015, served as Executive Vice President, Brand Distribution, Marketing & Merchandising from 2014 to 2015; Senior Vice President, Brand Distribution, Marketing & Merchandising from 2013 to 2014; Senior Vice President, Merchandising, Marketing and Retail from 2010 to 2013; and Vice President, eCommerce, Online Marketing & Stores in 2010.
Suraj A. Palakshappa	50	Senior Vice President, Finance & Legal	Suraj A. Palakshappa is Senior Vice President, Finance & Legal and was named to that position in April 2026. Previously, Raj served as our Senior Vice President, General Counsel, Treasurer & Secretary from 2022 through April 2026 and as our General Counsel and Secretary from 2019 through 2022. Raj has worked for our company for more than 15 years.
Douglas B. Wood	61	Chief Executive Officer, Tommy Bahama	Douglas B. Wood is Chief Executive Officer, Tommy Bahama (one of our operating groups) and has held that position since 2016. Prior to his promotion in 2016, Doug served as Tommy Bahama’s President and Chief Operating Officer from 2008 to 2016 and as its Chief Operating Officer from 2001 to 2008.
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EXECUTIVE COMPENSATION
Introduction
In this section of the proxy statement, we provide information about our executive compensation program specifically as it relates to our “named executive officers,” or NEOs. This information includes: (1) a Compensation Discussion and Analysis (CD&A) discussing, among other things, how and why our NC&G Committee (which we refer to in this section of the proxy statement as our “compensation committee”) made its fiscal 2025 compensation decisions for our NEOs; (2) the compensation tables required by the SEC’s rules and regulations; (3) a summary of certain limited arrangements with our NEOs that provide for payments upon defined change of control events or upon termination of employment; and (4) disclosure of the ratio of the annual total compensation of our Chief Executive Officer to that of our median compensated employee, as required by and determined in accordance with the SEC’s rules.
The CD&A primarily focuses on our 2025 compensation programs, actions and outputs. As described further in the CD&A, in making its fiscal 2025 compensation decisions, our compensation committee engaged in thoughtful dialogue with our management and carefully reviewed our executive compensation programs to ensure that realized compensation outcomes strongly align with our company’s performance and our shareholders’ interests.
Under the SEC’s rules, our NEOs for purposes of this proxy statement consist of our principal executive officer, our principal financial officer and the three other most highly compensated executive officers who were serving at the end of fiscal 2025, as well as one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. For fiscal 2025, our NEOs were as follows:
•Thomas C. Chubb III, Chairman, Chief Executive Officer and President (our principal executive officer);
•K. Scott Grassmyer, Executive Vice President, Chief Financial Officer and Chief Operating Officer (our principal financial officer);
•Thomas E. Campbell, Executive Vice President and Chief Information Officer;
•Michelle M. Kelly, Chief Executive Officer, Lilly Pulitzer;
•Douglas B. Wood, Chief Executive Officer, Tommy Bahama; and
•Robert S. Trauber, Former Chief Executive Officer, Johnny Was.
Mr. Trauber departed our Company on November 21, 2025. As a result of amounts paid to Mr. Trauber upon the termination of his employment consistent with Mr. Trauber’s employment arrangement and based on pre-existing compensation arrangements adopted by our Company upon the acquisition of the Johnny Was brand in September 2022, Mr. Trauber is included as an NEO for fiscal 2025. Mr. Chubb, Mr. Grassmyer, Mr. Campbell, Ms. Kelly and Mr. Wood are referred to in this proxy statement as our “Continuing NEOs”.
Compensation Discussion and Analysis
Executive Summary
We are a leading branded apparel company that designs, sources, markets and distributes products bearing the trademarks of our Tommy Bahama, Lilly Pulitzer, Johnny Was, Southern Tide, The Beaufort Bonnet Company, Duck Head and Jack Rogers lifestyle brands.
Our business strategy is to drive excellence across a portfolio of lifestyle brands that create sustained, profitable growth. We consider lifestyle brands to be those brands that have a clearly defined and targeted point of view inspired by an appealing lifestyle or attitude. Furthermore, we believe lifestyle brands that create an emotional connection can command greater loyalty and higher price points at retail and create licensing opportunities. We believe the attraction of a lifestyle brand depends on creating compelling product, effectively communicating the respective lifestyle brand message and distributing products to consumers where and when they want them.
During fiscal 2025, 82% of our net sales were through our direct-to-consumer channels of distribution and 97% of our consolidated net sales were to customers located in the United States. Our direct-to-consumer operations provide us with the opportunity to interact directly with our customers, present to them a broad assortment of our current season products and immerse them in the essence of the lifestyles offered by our brands.
Fiscal 2025 Overview and Highlights
Our success is due in large part to our talented, highly engaged and motivated teams, who we believe will continue to be key to delivering long-term value to shareholders. During fiscal 2025, we continued to focus on our key priorities of serving our customer, protecting the integrity of our lifestyle brands and executing on our strategic initiatives despite a challenging macroeconomic environment marked by tariff pressures, cautious consumer spending and a highly promotional marketplace. Our efforts to diversify sourcing and increase flexibility in our supply chain allowed us to preserve gross margins and maintain healthy inventory levels despite the impact of tariffs, and we have continued to invest in several initiatives to improve execution across our business. Shortly after the end of fiscal 2025, we completed construction of our state-of-the-art distribution center in Lyons, Georgia. We believe that these initiatives will position us to improve profitability and continue strengthening our brands for the long term.
Our compensation committee made initial decisions with respect to NEO compensation in Spring 2025. Our compensation committee focused on setting meaningful performance goals that took into account the challenging and uncertain macroeconomic environment as well as our company’s strategic priorities for fiscal 2025, including long-term investments in our brands and distribution capabilities. As part of this process, our compensation committee took into consideration market practice, including compensation paid by peers to similarly situated executives; retention considerations; and
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our initial budgets for the upcoming year. Taking into consideration the announcement of the imposition of tariffs under the International Emergency Economic Powers Act (IEEPA) in February 2025, in establishing performance goals for 2025, our compensation committee incorporated certain tariff-related performance adjustments into our short-term incentive program for 2025, as further described below under “—Short-Term/Annual (Cash) Incentive Compensation.”
Our compensation committee routinely reviews the effectiveness of compensation programs and, in connection with the onboarding of a new compensation consultant, Meridian Compensation Partners, LLC, in fiscal 2025, conducted a comprehensive assessment of peer practices, particularly amidst the uncertain macroeconomic environment. While the committee discussed and considered various alternatives to the performance metrics and overall performance-based compensation structure previously utilized, the committee elected not to make comprehensive changes to our short-term incentive compensation program for fiscal 2025 to allow for a more thorough review and assessment.
Although not reflected in the compensation programs discussed below, after our compensation committee's review of a wide array of peer compensation programs over the past 12 months, our short-term incentive compensation program for fiscal 2026 reflects several further changes to the short-term incentive component of NEO compensation. These changes, which were implemented after significant consultation with Meridian, include the addition of discrete components incorporating targets relating to merchandising effectiveness and cost savings initiatives. These components were introduced to balance against the volatility of short-term financial performance within our industry while encouraging increased focus on the execution of longer-term, strategic improvements to our business. We believe these measures will further strengthen the alignment between executive compensation and the interests of our shareholders by tying a meaningful portion of annual incentive compensation to operational priorities that are expected to support profitability and disciplined execution over time. We believe this approach promotes a balanced incentive structure that rewards near-term performance while reinforcing accountability for strategic actions that are expected to drive sustained margin improvements and strong cash flow generation.
Consideration of Last Year’s Advisory Say-On-Pay Votes
At our 2025 annual meeting, we held an advisory vote seeking shareholder approval of a “say-on-pay” proposal approving our NEO compensation program. At the 2025 annual meeting, more than 98% of the votes cast on our say-on-pay proposal were in support of our NEO compensation program, as described in our 2025 proxy statement. Our compensation committee values the input of our shareholders, and to the extent there is any significant vote against the say-on-pay proposal, it will consider our shareholders’ concerns and evaluate whether any actions are appropriate to address those concerns. Our compensation committee regularly evaluates market compensation practices, taking into consideration information relating to compensation paid by peers, and implements changes as it deems appropriate. The compensation committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our Board of Directors. Please refer to “Additional Information—Communications to our Board of Directors” for information about communicating with our Board.
Compensation Philosophy and Objectives
Our executive compensation programs are designed to:
•maintain a strong link between pay and performance;
•align our NEOs’ interests with those of our shareholders; and
•ensure that we are able to attract and retain talented individuals.
Consistent with these objectives, our NEO compensation practices in recent years have factored in the following, which we believe are in the long-term best interests of our shareholders:
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What We Do	What We Don’t Do
We tie a significant percentage of each NEO’s potential total compensation opportunities to performance of our company and/or our operating groups	We do not have employment or severance agreements with our NEOs other than in connection with business acquisitions
We provide a mix of short-term and long-term incentives with rigorous financial performance requirements	We do not provide our NEOs with incentives that encourage excessive risk-taking
Our equity compensation awards generally contain only a “double trigger” change in control acceleration of vesting	We do not provide our NEOs with excise or other tax gross ups
Compensation decisions for NEOs are made by an independent compensation committee advised by an independent compensation consultant, with benchmarking against a thoughtfully assembled and representative peer group	We do not permit the repricing or cash buyouts of stock options or SARs without shareholder approval
We condition severance payments upon a release of claims	We do not permit liberal share recycling or “net share counting” on equity awards
We have meaningful stock ownership guidelines for executives	We do not permit our directors and executive officers to hedge the economic risk of ownership of our company’s stock
We have retention guidelines, or holding periods, on exercised stock options and vested restricted stock that apply to our NEOs	We do not permit our directors and executive officers to pledge their interests in our company’s stock as a form of security
We provide only modest perquisites, namely complimentary or discounted availability of our products, that serve the best interests of our business and are common practice in our industry	We do not pay dividends or dividend equivalents on performance-based equity awards during the applicable performance period and only pay out dividends and dividend equivalents following the performance period based on equity awards actually earned
We have an annual say-on-pay vote	We do not provide guaranteed incentive awards for executives
Compensation Decision Process
Compensation Consultants. Pursuant to its charter, our compensation committee has the authority, with our company’s funding, to retain or obtain the advice of a compensation consultant to assist in the performance of its responsibilities, provided, that, it will retain such an advisor only after taking into consideration relevant factors relating to the advisor’s independence from our management.
Our compensation committee retained Meridian Compensation Partners, LLC as its compensation consultant during fiscal 2025 to assist and advise with various executive compensation matters, including the total compensation paid to our executive officers relative to market data, the individual components of executive officer compensation and the peer group used in reviewing and formulating executive officer compensation. We believe that the retention of a new compensation consultant in Meridan provides insights that assist our compensation committee in thoughtfully evaluating our compensation programs from a fresh perspective. In relation to our compensation committee’s retention of Meridian, our compensation committee considered various factors relating to Meridian's independence, including those enumerated by the NYSE, and concluded that Meridian is independent, and its work for the compensation committee does not raise any conflicts of interest.
Roles of Compensation Committee and Independent Compensation Consultant. The following table summarizes the respective roles of our compensation committee and its compensation consultant in the decision-making process with respect to NEO compensation, in particular for fiscal 2025:
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Participant	Roles
Compensation Committee
•Establishes and communicates the performance objectives for our Chief Executive Officer
•Evaluates the performance of our Chief Executive Officer
•Determines and approves the base salary and cash incentive award opportunities for our Chief Executive Officer
•Reviews our Chief Executive Officer’s compensation recommendations for, and performance evaluation of, each of our other NEOs
•Approves the base salary and cash incentive award opportunities for each of our other NEOs
•Reviews and approves all equity compensation awards, including those to our NEOs
•Oversees our company’s risk profile that results from our compensation programs
•Engages a compensation consultant, as it deems appropriate, to assist the committee

Committee’s Compensation Consultant
•Reviews compensation programs and recommendations for total and component compensation for our NEOs relative to market comparables
•Reviews and provides recommendations for peer group composition
•Reviews and provides recommendations for program design for equity compensation programs and cash incentive plans for our NEOs, including direction and guidance on market trends and practices

Roles of Executive Officers. Our Chairman, Chief Executive Officer and President reviews performance of our other executive officers, provides our compensation committee with base salary and target cash and equity incentive compensation recommendations for our other executive officers (without making recommendations with respect to his own compensation) and, together with our Executive Vice President, Chief Financial Officer and Chief Operating Officer and other executive officers, recommends performance goals applicable to performance-based compensation. During fiscal 2025, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, our Senior Vice President and Chief Human Resources Officer and our Senior Vice President, General Counsel, Treasurer & Secretary attended portions of our compensation committee meetings, at the invitation of the compensation committee, assisted with the design and implementation of our compensation programs, including equity compensation programs, and reviewed and provided guidance on market data on executive officer compensation and key legal and corporate governance developments relating to compensation practices.
Market Data. We utilize market surveys to obtain a general understanding of compensation practices and trends, and in evaluating market comparisons of compensation paid to our NEOs when making compensation recommendations and decisions for our NEOs. For fiscal 2025 compensation reviews, we utilized Mercer’s and Willis Towers Watson’s Executive and Retail Compensation Surveys. We do not have any input into the companies that make up these surveys.
In addition, our compensation committee reviews compensation data obtained from publicly available sources for peer companies. For fiscal 2025, our compensation committee reviewed relevant compensation data from the following companies:

Aritzia Inc. The Buckle, Inc. Carter’s, Inc. The Children’s Place, Inc. Columbia Sportswear Company Crocs, Inc.	Deckers Outdoor Corporation Destination XL Group, Inc. G-III Apparel Group, Ltd. J.Jill, Inc. Kontoor Brands, Inc.	Lands' End, Inc. Movado Group, Inc. Steven Madden, Ltd. Wolverine World Wide, Inc. Zumiez Inc.
At Meridian's recommendation, Kontoor Brands, Inc., Aritzia Inc. and Movado Group were added to our peer company group for fiscal 2025 based on their revenue sizes and business offerings. At Meridian's recommendation, Guess?, Inc. and Tilly’s, Inc. were removed from our peer company group for fiscal 2025.

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Elements of Executive Officer Compensation
Total compensation for our NEOs in recent years has generally consisted of the following elements:
In evaluating and approving our fiscal 2025 executive officer compensation program, our compensation committee assessed each element of the program in light of our compensation philosophy and objectives, our company’s performance, retention considerations and the economic environment and conditions in the retail apparel industry at that time. The following table summarizes each component of our executive compensation program for fiscal 2025.

Compensation Component	Purpose
Base Salary	Base salary provides a competitive level of guaranteed cash compensation that allows us to attract and retain qualified executives and to compensate them for performing basic job responsibilities.
Short-Term/Annual Incentive Compensation	Cash incentive awards provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance and are used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company’s performance; and motivate our executive officers to work to achieve and exceed specific company performance goals.
Long-Term Equity Compensation (both performance-vesting and time-vesting)	Long-term equity compensation awards provide our NEOs with equity compensation opportunities under our Amended and Restated Long-Term Stock Incentive Plan (the “LTIP”) based on company performance and/or the satisfaction of multi-year service requirements, which further aligns the interests of our executives with those of our shareholders by encouraging retention, motivating our executive officers to work to achieve and exceed performance goals and rewarding increases in stock price.
Benefits and Modest Perquisites	Our NEOs are generally eligible to participate in various health, life insurance, retirement, stock purchase, disability and merchandise discount plans we have established for other employees and/or executives. These benefit plans and perquisites are designed to attract and retain key employees by providing benefits competitive with those generally available in our industry.
Target Compensation Levels. In establishing specific base salary amounts and target cash incentive award amounts payable to any individual NEO, our compensation committee takes into consideration a number of factors, such as the individual’s specific role, the individual’s performance and accomplishment of significant business strategies, the size of the individual’s operating group or business unit, the oversight and other responsibilities of the individual, the individual’s employment experience, the individual’s compensation history at our company (including, in the case of individuals who were previously employed by businesses that we acquired, the individual’s compensation history with that business), other factors related to the scope or unique nature of the position’s responsibilities and retention considerations. In recent years, our compensation committee has also generally utilized the median of total cash compensation (base salary and cash incentive awards) for similar positions identified using industry and general market data, as well as that of similarly situated executives at the peer company group, as a guideline for evaluating and approving the target total cash compensation for our NEOs.
In approving the design and amount of long-term equity compensation granted to our NEOs, our compensation committee regularly reviews market data to understand trends and general compensation practices (for example, typical vesting periods, types and values of equity grants, the mix of guaranteed and performance-based compensation and/or the mix of cash and equity compensation).
Compensation Mix. Our compensation committee reviews all components of the compensation payable to our NEOs, including base salaries, cash incentive awards and long-term equity compensation. Our compensation committee generally increases target incentive award levels for an NEO as such officer’s responsibilities within our organization increase, thereby more heavily weighting the performance-based elements of compensation for our most senior executives who are more likely to have a strong and direct impact in achieving strategic and financial goals that drive shareholder
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value. Our compensation committee believes that the best interests of our shareholders are served by tying pay to performance and subjecting a meaningful proportion of our NEOs’ total compensation to the achievement of company and/or operating group goals. When approving the total target compensation of our NEOs, our compensation committee takes into consideration the allocation of the total compensation to base salary, short-term incentive compensation and long-term equity compensation (including the allocation between service-based and performance-based equity compensation awards).
We have four primary elements of direct compensation for our NEOs, which are described in further detail below: base salary; short-term/annual (cash) incentive compensation; performance-based long-term equity awards; and service-based long-term equity awards. The charts below illustrate the proportion of the total target direct compensation, approved for fiscal 2025, of our Chief Executive Officer and of our other NEOs as a group which is “at risk” compensation tied to our company’s performance:

Total At-Risk: 66%                          Total At-Risk: 53%
Base Salary
Our compensation committee utilizes base salaries to provide a fixed amount of compensation to our NEOs for the performance of their duties. Base salaries of our NEOs are reviewed on an annual basis. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) our Chief Executive Officer’s recommended salaries for our other executive officers.
Base Salaries for Fiscal 2025
In March 2025, in light of the challenging and uncertain macroeconomic environment and the financial performance of our company and various business units during fiscal 2024, our compensation committee elected to make no changes in base salary for any of our NEOs.
Short-Term/Annual (Cash) Incentive Compensation
Our compensation committee has utilized cash incentive awards in recent years to provide our NEOs with variable cash compensation opportunities based on short-term/annual company and/or operating group performance. In setting cash incentive award targets for our NEOs, our compensation committee took into account our objective of motivating our NEOs to achieve and exceed performance goals as well as market compensation and retention considerations, in particular with respect to our Chief Executive Officer and Chief Financial Officer. Consistent with these objectives, our compensation committee approved threshold, target and maximum award levels expressed as a percentage of each NEO’s base salary for fiscal 2025, as follows:

	Cash Incentive Awards (% of Base Salary)				Fiscal 2025 Target Cash Incentive Award ($)
Name	At Threshold	At Target	At Maximum	Fiscal 2025 Base Salary ($)
Thomas C. Chubb III	33%	130%	228%	900,000	1,170,000
K. Scott Grassmyer	19%	75%	131%	536,000	402,000
Thomas E. Campbell	13%	50%	88%	485,000	242,500
Michelle M. Kelly	15%	60%	105%	625,000	375,000
Douglas B. Wood	15%	60%	105%	800,000	480,000
Robert S. Trauber	10%	40%	70%	600,000	240,000

Our compensation committee approved performance measures for our NEOs based on profit before taxes, as adjusted for non-recurring or unusual items (PBT), of our company and each of our operating groups. PBT is a performance measure which we believe drives shareholder value by focusing management on the profitability of our company and/or operating groups, taking into consideration the cost of the capital being deployed.
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For cash incentive awards that could become payable to Thomas C. Chubb III, K. Scott Grassmyer and/or Thomas E. Campbell, the incentive award was based on the PBT of our company as a whole during fiscal 2025. For cash incentive awards that could become payable to Michelle M. Kelly, Douglas B. Wood and Robert S. Trauber, the incentive award was based on the satisfaction of applicable PBT targets by our Lilly Pulitzer operating group, Tommy Bahama operating group or Johnny Was operating group, respectively, during fiscal 2025. In establishing performance targets for fiscal 2025, our compensation committee took into consideration our forecasts for the fiscal year at the time of setting the target, including general industry trends and outlook for 2025, while ensuring that each of our businesses focused on fundamental strategic objectives that would support long-term growth on the top-and bottom-lines.
Performance Targets
For purposes of the cash incentive award for each of our Continuing NEOs, the table below sets forth the threshold, target and maximum performance targets for our company as a whole and the applicable operating group for fiscal 2025; actual performance during fiscal 2025 relative to the performance targets; and the actual bonus achieved as a percentage of the performance targets. In light of IEEPA tariffs announced beginning in February 2025, consistent with the approach adopted by the compensation committee in approving the performance targets, the actual PBT performance of our Company and the applicable business groups for 2025 was adjusted to remove 75% of the incremental IEEPA tariff costs recognized by the applicable business during fiscal 2025. Our compensation committee believed this approach, which deliberately did not remove 100% of the incremental impact of the IEEPA tariff costs, was appropriate to incentivize our NEOs to continue to diversify our sourcing jurisdictions and execute other business strategies to minimize the impact of the incremental tariffs.

	Performance Target ($ in 000s)			Actual Performance ($ in 000s)	Actual Achievement as a Percent of Target
Performance Measure(s)	Threshold	Target	Maximum
PBT, Total Company(1)	38,157	75,000	111,843	42,163	33.2%
PBT, Lilly Pulitzer(2)	16,950	28,250	39,550	29,926	111.1%
PBT, Tommy Bahama(3)	48,000	80,000	112,000	55,534	42.7%

(1)Performance measure applicable to Thomas C. Chubb III, K. Scott Grassmyer and Thomas E. Campbell.
(2)Performance measure applicable to Michelle M. Kelly.
(3)Performance measure applicable to Douglas B. Wood.
Fiscal 2025 Incentive Awards
Based on our fiscal 2025 performance, each of our continuing NEOs earned the following cash incentives in respect of fiscal 2025. Mr. Trauber departed our Company on November 21, 2025 and was not eligible to receive any cash incentive award under the terms of his separation.

Name	Bonus Award at Target ($)	Bonus Award Earned (as % of Target)	Bonus Award Earned ($)
Thomas C. Chubb III	1,170,000	33.2%	388,440
K. Scott Grassmyer	402,000	33.2%	133,464
Thomas E. Campbell	242,500	33.2%	80,510
Michelle M. Kelly	375,000	111.1%	416,625
Douglas B. Wood	480,000	42.7%	204,960
Long-Term Equity Incentive Compensation
Our compensation committee utilizes stock-based incentive awards under the LTIP to incent our NEOs to remain with our company and further align the interests of our NEOs with those of our shareholders. Our compensation committee typically considers and approves long-term equity incentive awards in March of each year.
Our compensation committee believes that a mix of performance-based and service-based equity awards furthers the program’s incentive and retention objectives. For fiscal 2025, our long-term equity incentive compensation program included two elements:
•performance-based equity awards under the LTIP that provided participants the opportunity to earn RSUs contingent upon our achievement of certain performance goals for our company based on a single three-year TSR relative to a representative set of comparator group companies, with any RSUs earned by recipients vesting on May 26, 2028, as further described below and in the applicable award agreements; and
•service-based equity awards under the LTIP, consisting of service-based RSUs that are subject to an approximately three-year vesting period, with the awards cliff vesting on May 26, 2028.
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The table below sets forth the awards approved by our compensation committee for each of our NEOs for the fiscal 2025 LTIP program.

Name	Performance-Based RSUs at Target (# of shares)	Service-Based RSUs (# of shares)
Thomas C. Chubb III	35,500	18,500
K. Scott Grassmyer	11,000	7,500
Thomas E. Campbell	5,500	2,850
Michelle M. Kelly	8,200	4,100
Douglas B. Wood	10,600	5,275
Robert S. Trauber(1)	5,500	2,750

(1)Mr. Trauber departed our Company on November 21, 2025 and, under the terms of his separation, forfeited his rights to awards under the fiscal 2025 LTIP program.
Performance-Based Equity Awards
Since fiscal 2020, our compensation committee has approved performance-based awards based on a multi-year relative total shareholder return (TSR) metric, which our compensation committee believes effectively aligns the interests of our NEOs with those of our shareholders by tying the compensation of our executives to whether or not we deliver value to our shareholders relative to other companies in our industry over an extended duration. Performance-based RSUs will vest based on our company’s TSR relative to the TSR of certain peer companies in a comparator group approved by our compensation committee (which comparator group includes certain companies included in our peer group set forth under “—Compensation Decision Process,” as well as certain industry participants with whom we regularly compare our stock performance) during a three-year performance period ending April 28, 2028 (the last trading day of the first quarter of fiscal 2028).
For purposes of the performance-based equity awards, a company’s TSR is determined based on the dividend-adjusted price appreciation of its common stock during the performance period. The actual number of performance-based shares that may be issued will range from 0% to 200% of the target award, based on the percentile rank of our TSR relative to the TSRs of the companies in the comparator group during the performance period, according to the following schedule:

Company TSR Percentile Rank	RSUs as Percentage of Target
<25%	0%
25%	25%
50%	100%
75%	150%
≥90%	200%
If our TSR percentile is between the points shown above, the percentage of performance-based RSUs that vest will be determined based on linear interpolation. Awards will vest on May 26, 2028 following our compensation committee’s certification of our TSR relative to the TSR of the companies in our comparator group. One share of our common stock will be issued for each RSU earned and vested. If our absolute TSR is negative over the performance period, the payout will not exceed 100% of the target number of performance-based RSUs. No performance-based RSUs will be earned if our percentile rank is lower than 25%.
The fiscal 2025 equity awards would generally be forfeited if the recipient is not continuously employed by us through the applicable vesting date. Vesting of the award in the absence of continued employment through May 26, 2028 occurs in the following limited circumstances, which our compensation committee believes is consistent with prevailing market practices:
•a “double trigger” scenario (i.e., a change of control of our company followed by a termination of employment by the individual with “good reason” or by us or our acquiror without “cause”) or, in the case of performance-based equity awards, in the case of a change of control where the awards are neither continued following a change of control nor assumed or converted by the successor entity;
•death or disability; and
•qualifying retirement (defined as age 62 with five years of employment), which would provide for a prorated portion of the award (including in the case of performance-based equity awards, subject to the relative-TSR performance metrics) to become payable to the recipient on May 26, 2028 at the conclusion of the vesting period.
2022 Performance-Based RSUs
As described in our 2023 proxy statement, in fiscal 2022 we granted performance-based RSUs which vested based on our company's relative TSR during a three-year performance period ending May 2, 2025. The terms for the vesting and payout of those awards, described in our 2023 proxy
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statement, were substantially similar to those described above with respect to the performance-based RSUs granted in fiscal 2025. The performance-based RSUs granted to our NEOs in fiscal 2022 vested at 70.0% of target as a result of our TSR percentile rank being 40.0% for the performance period.
The table below sets forth the fiscal 2022 performance-based RSUs vested for each of our Continuing NEOs during fiscal 2025. Mr. Trauber joined our company in September 2022 and was not awarded performance-based RSUs in fiscal 2022.

	RSUs at Target	RSUs Earned (as a percent of Target)	RSUs Earned
Thomas C. Chubb III	16,500	70%	11,550
K. Scott Grassmyer	6,300	70%	4,410
Thomas E. Campbell	4,500	70%	3,150
Michelle M. Kelly	5,000	70%	3,500
Douglas B. Wood	5,500	70%	3,850

Other Benefit Plans and Perquisites
Non-Qualified Deferred Compensation Plan. We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” to certain highly compensated employees based in the United States, including our NEOs. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of any bonus. The eligible NEOs participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2025, all of our Continuing NEOs participated in the Deferred Compensation Plan.
All deferral elections are irrevocable except in the case of a qualifying hardship. In respect of calendar year 2025, we made a contribution to each NEO’s account of 5% of the amount that such NEO’s compensation during the calendar year exceeded the IRS’ 401(k) compensation limit for the calendar year (which for calendar year 2025 was $350,000), provided that the NEO elected under the Deferred Compensation Plan to defer at least 1% of his or her base salary for the year. Company contributions for each NEO during fiscal 2025 under our Deferred Compensation Plan are included in the table below under “—Compensation Tables— Summary Compensation Table for Fiscal 2025.”
The Deferred Compensation Plan is intended to offer our highly compensated employees, including our eligible NEOs, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for these employees to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan, and participants’ account balances are subject to the claims of our company’s creditors. In the event that our company becomes insolvent, participants in the Deferred Compensation Plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating NEOs with the long-term interests of our shareholders.
Under the Deferred Compensation Plan, participants may elect to have contributions during a given calendar year distributed as either: in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years. Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times.
Because our Deferred Compensation Plan does not provide above-market, fixed rates of return, earnings under the plan are not included in the table below under “—Compensation Tables—Summary Compensation Table for Fiscal 2025.” Earnings and related activity under the Deferred Compensation Plan by our NEOs during fiscal 2025 are described below under “— Compensation Tables—Fiscal 2025 Non-Qualified Deferred Compensation.”
Executive Medical Insurance Plan. During fiscal 2025, certain of our key employees, including Thomas C. Chubb III, K. Scott Grassmyer and Thomas E. Campbell, were eligible to participate in a fully insured executive medical plan that covers medical expenses, including deductibles, as well as dental, vision and similar coverage, not covered under a base medical plan. The plan provides for coverage of up to $100,000 per year with a limit of $10,000 per occurrence. Our Lilly Pulitzer, Tommy Bahama and Johnny Was operating groups do not participate in the executive medical insurance plan; accordingly, Michelle M. Kelly, Douglas B. Wood and Robert S. Trauber were not eligible to participate in this plan.
Premiums and administration fees paid by us for each participating NEO during fiscal 2025 under the executive medical insurance plan are included in the table below under “—Compensation Tables—Summary Compensation Table for Fiscal 2025.”
Other Benefits. In addition to some of the other compensation policies discussed above, our NEOs are generally eligible to participate in and receive the same health, life insurance and disability benefits, and to participate in certain other benefit and retirement plans available to our employees generally, subject to distinctions in our plans that are applicable to employees of our subsidiaries. Company contributions to our tax-qualified 401(k) retirement savings plan are included in the table below under “—Compensation Tables—Summary Compensation Table for Fiscal 2025.”
Merchandise Discounts. From time to time, our NEOs receive discounts on our company’s merchandise, as well as complimentary meals at our Tommy Bahama restaurants. Certain discounts and benefits are offered to other designated employees. We offer these discounts and benefits because they represent common practice in our industry.
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Written Arrangements
Subject to the effect of local labor laws, all of our employees, including all of our NEOs, are “at-will” employees terminable at our discretion. We do not currently have a written employment or severance agreement with any of our Continuing NEOs.
We previously were party to an employment arrangement with Mr. Trauber. For more information regarding the employment arrangement with Mr. Trauber, see “—Potential Payments on Termination or Change of Control” below.
Clawback Policy
We maintain a recoupment or “clawback” policy in order to further align the interests of our executive officers with the interests of our shareholders and strengthen the link between total compensation and our performance. In 2023, our Board adopted the Oxford Industries, Inc. Incentive-Based Compensation Recoupment Policy, which is intended to be compliant with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and NYSE listing standards. This policy requires that we will seek to recover certain incentive-based cash and equity compensation from current and former executive officers in the event we are required to restate any of our financial statements due to material noncompliance with financial reporting requirements. The compensation to be repaid under the policy is the amount of incentive-based compensation received during the period covered by the policy that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The policy authorizes the compensation committee to interpret and administer the policy.
This policy replaces and supersedes our previous clawback policy, adopted by our Board in March 2015 (the “2015 Clawback Policy”), with respect to any incentive-based compensation paid to our executive officers on or after October 2, 2023. The 2015 Clawback Policy remains in effect with respect to any incentive-based compensation paid to our executive officers before October 2, 2023.
Policies and Practices Relating to the Timing of Certain Equity Awards
Pursuant to our Amended and Restated Long-Term Stock Incentive Plan, we may grant stock options to certain employees from time to time; however, we have not granted stock options since 2003. Although we have not adopted a formal policy regarding the timing of equity awards, including stock options, our NC&G Committee generally approves equity awards during a regularly scheduled meeting in the first quarter of the fiscal year. Our NC&G Committee does not grant equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates.
Stock Ownership and Retention Guidelines; Anti-Pledging/Hedging Policy
Our Board has established stock ownership guidelines for our executive officers. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of appointment to the applicable position. Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as follows: Chief Executive Officer—4.0x; President—2.5x; Executive Vice Presidents—2.0x; and All Other Executive Officers—1.5x. Under our Corporate Governance Guidelines, unearned performance-based equity awards and unexercised options do not qualify toward applicable stock ownership guidelines.
Our Corporate Governance Guidelines also provide for a retention guideline, or holding period, of one year for stock acquired upon the lapse of restrictions on restricted stock or exercise of options (net of funds reasonably expected to be necessary to satisfy applicable taxes and/or pay the exercise price of stock options), which applies to our executive officers who have not satisfied and/or do not continue to satisfy their applicable stock ownership guideline.
Pursuant to our Corporate Governance Guidelines and our insider trading policy, our directors and executive officers are prohibited from hedging the economic risk of ownership of our company’s stock, including through the use of puts, calls, equity swaps or other derivative securities, or from entering into any pledge arrangements that use our company’s stock as collateral for a loan or other purposes.
Insider Trading Policy
We have adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of our securities by directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and exchange listing standards. In addition, it is our intent to comply with applicable laws and regulations relating to trading in our securities. A copy of our Insider Trading Policy is included as Exhibit 19 to our Annual Report on Form 10-K.
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Compensation Tables
Summary Compensation Table for Fiscal 2025
The table below shows the compensation for each of our NEOs for the applicable fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(1)(4)	Total ($)(5)

Thomas C. Chubb III Chairman, Chief Executive Officer and President	2025	900,000	3,942,205	388,440	298,491	5,529,136
	2024	900,000	4,048,660	—	366,513	5,315,173
	2023	934,615	4,247,460	—	460,450	5,642,525

K. Scott Grassmyer Executive Vice President, Chief Financial Officer and Chief Operating Officer	2025	536,000	1,330,130	133,464	133,943	2,133,537
	2024	530,461	1,312,710	—	141,440	1,984,611
	2023	514,615	1,396,990	—	199,877	2,111,482

Thomas E. Campbell Executive Vice President and Chief Information Officer	2025	485,000	609,769	80,510	111,617	1,286,896
	2024	482,385	826,711	—	141,205	1,450,301
	2023	483,231	849,492	—	188,601	1,521,324

Michelle M. Kelly Chief Executive Officer, Lilly Pulitzer	2025	625,000	899,950	416,625	85,039	2,026,614
	2024	621,923	914,453	—	112,422	1,648,798
	2023	610,385	906,125	—	136,192	1,652,702

Douglas B. Wood Chief Executive Officer, Tommy Bahama	2025	800,000	1,161,814	204,960	103,598	2,270,372
	2024	798,923	1,172,550	—	163,011	2,134,484
	2023	788,308	1,132,656	233,142	174,634	2,328,740
Robert S. Trauber Former Chief Executive Officer, Johnny Was	2025	496,154	603,625	—	757,443	1,857,222
	2024	600,000	656,355	—	37,555	1,293,910
	2023	600,000	707,910	—	29,038	1,336,948

(1)Compensation for fiscal 2023 may not be directly comparable to compensation paid in respect of fiscal 2025 and fiscal 2024, as amounts paid in respect of "Salary" and "All Other Compensation" represent amounts paid during the 53-week fiscal 2023 period compared to the 52-week fiscal 2025 and fiscal 2024 periods. By way of example, the base salary for each of Mr. Chubb, Mr. Campbell and Mr. Grassmyer for fiscal 2023 included 27 bi-weekly pay periods.
(2)Represents the aggregate grant date fair value of equity incentive compensation awards approved in fiscal 2025, fiscal 2024 and fiscal 2023, as applicable, computed in accordance with FASB ASC Topic 718, which in respect of performance-based equity awards is valued using a Monte Carlo based estimate that takes into consideration our company’s recent stock price performance, including relative to the applicable comparator group. Information about the assumptions used to value these awards can be found under the captions “Equity Compensation” in Notes 1 and 9 in our Fiscal 2025 Annual Report on Form 10-K.
With respect to the value of performance-based RSU awards included for fiscal 2025, the following sets forth the grant date fair value that was included in the table above (as also set forth below under “—Grants of Plan-Based Awards in Fiscal 2025”) and the corresponding grant date fair value of these awards assuming the maximum level of performance conditions was met:

Name	Fair Value included in Summary Compensation Table ($)	Fair Value Assuming Maximum Performance ($)
Thomas C. Chubb III	2,805,565	5,611,130
K. Scott Grassmyer	869,330	1,738,660
Thomas E. Campbell	434,665	869,330
Michelle M. Kelly	648,046	1,296,092
Douglas B. Wood	837,718	1,675,436
Robert S. Trauber	434,665	869,330
(3)Amounts reported under “Non-Equity Incentive Plan Compensation” reflect cash incentive awards earned by each of our NEOs under our short-term cash incentive program (which is described above under “—Compensation Discussion and Analysis—Short-Term/Annual (Cash) Incentive
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Compensation”) in respect of company and/or operating group performance during the applicable fiscal year. Mr. Trauber departed our Company on November 21, 2025 and, under the terms of his separation, forfeited his rights to awards under the fiscal 2025 LTIP program.
(4)Amounts reported under “All Other Compensation” for fiscal 2025 reflect the following amounts:

Name	Executive Health Insurance ($)	Company Contributions to Defined Contribution Plan ($)	Company Contributions to Non-Qualified Deferred Compensation Plan ($)	Dividends and Dividend Equivalents on Unvested Stock Awards ($)	Other
Thomas C. Chubb III	39,949	17,500	37,314	203,729	—
K. Scott Grassmyer	26,958	17,500	12,952	76,533	—
Thomas E. Campbell	39,949	17,500	8,975	45,194	—
Michelle M. Kelly	—	17,500	16,311	51,228	—
Douglas B. Wood	—	17,500	25,528	60,570	—
Robert S. Trauber	—	17,500	—	20,713	719,231
Amounts included in “Other” for Mr. Trauber reflect a severance payment of $600,000, other separation-related payments in the amount of $50,000 and payment of accrued and unused PTO upon separation from employment of $69,231. Payments made to Mr. Trauber upon separation from employment were made pursuant to the terms of Mr. Trauber's employment arrangement, which was based on pre-existing compensation arrangements adopted by our Company upon the acquisition of the Johnny Was brand in September 2022.
In addition, our NEOs, from time to time, may receive discounts on merchandise purchased directly from our company or complimentary meals at our Tommy Bahama restaurants. We do not believe that the aggregate incremental cost to us of these discounts and benefits exceeds $10,000 for any of our NEOs and are excluded from this table.
(5)Totals may not add due to rounding.
Grants of Plan-Based Awards in Fiscal 2025
The following table presents information for fiscal 2025 regarding equity awards granted under our LTIP and possible cash awards that could have been earned for fiscal 2025 performance, as described above under “—Compensation Discussion and Analysis—Short-Term/Annual (Cash) Incentive Compensation.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Chubb III		292,500	1,170,000	2,047,500
	3/19/25				8,875	35,500	71,000		2,805,565
	3/19/25							18,500	1,136,640
K. Scott Grassmyer		100,500	402,000	703,500
	3/19/25				2,750	11,000	22,000		869,330
	3/19/25							7,500	460,800
Thomas E. Campbell		60,625	242,500	424,375
	3/19/25				1,375	5,500	11,000		434,665
	3/19/25							2,850	175,104
Michelle M. Kelly		93,750	375,000	656,250
	3/19/25				2,050	8,200	16,400		648,046
	3/19/25							4,100	251,904
Douglas B. Wood		120,000	480,000	840,000
	3/19/25				2,650	10,600	21,200		837,718
	3/19/25							5,275	324,096
Robert S. Trauber(5)		60,000	240,000	420,000
	3/19/25				1,375	5,500	11,000		434,665
	3/19/25							2,750	168,960
32 2026 PROXY STATEMENT

(1)Reflects potential cash incentive awards in respect of company and/or operating group performance during fiscal 2025 under our short-term cash incentive program, which is described above under “—Compensation Discussion and Analysis—Short-Term/Annual (Cash) Incentive Compensation.”
(2)Reflects performance-based RSUs granted under the LTIP. All of the awards vest on May 26, 2028. These stock awards, including the performance schedule, are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”
(3)Reflects service-based RSUs granted under the LTIP. All of the awards cliff vest on May 26, 2028. These stock awards are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”
(4)The values for stock awards in this column are computed in accordance with FASB ASC Topic 718, which in respect of performance-based equity awards is valued using a Monte Carlo based estimate that takes into consideration our company’s recent stock price performance, including relative to the applicable comparator group. Information about the assumptions used to value these awards can be found under the captions “Equity Compensation” in Notes 1 and 9 in our Fiscal 2025 Annual Report on Form 10-K.
(5)Mr. Trauber departed our Company on November 21, 2025. Under the terms of his separation and the applicable award agreements, he was not eligible to receive any cash incentive award and forfeited all unvested equity awards upon separation.
Outstanding Equity Awards at Fiscal 2025 Year-End
The following table provides information with respect to unvested equity awards held by our Continuing NEOs as of January 31, 2026. Mr. Trauber departed our Company on November 21, 2025. Under the terms of the applicable award agreements, all unvested equity awards held by Mr. Trauber were forfeited upon termination. Our NEOs did not hold any unexercised stock options at the end of fiscal 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas C. Chubb III	37,500	1,381,875	19,375	713,969
K. Scott Grassmyer	14,000	515,900	6,125	225,706
Thomas E. Campbell	6,550	241,368	3,525	129,896
Michelle M. Kelly	8,270	304,750	4,358	160,592
Douglas B. Wood	10,675	393,374	5,550	204,518

(1)The unvested equity awards held by our NEOs at the end of fiscal 2025 consist of various three year service-based RSUs, as follows:
2026 PROXY STATEMENT 33

Thomas C. Chubb III
•9,000 service-based RSUs granted in March 2023 that vest on May 29, 2026
•10,000 service-based RSUs granted in March 2024 that vest on May 28, 2027
•18,500 service-based RSUs granted in March 2025 that vest on May 26, 2028

K. Scott Grassmyer
•3,500 service-based RSUs granted in March 2023 that vest on May 29, 2026
•3,000 service-based RSUs granted in March 2024 that vest on May 28, 2027
•7,500 service-based RSUs granted in March 2025 that vest on May 26, 2028

Thomas E. Campbell
•1,800 service-based RSUs granted in March 2023 that vest on May 29, 2026
•1,900 service-based RSUs granted in March 2024 that vest on May 28, 2027
•2,850 service-based RSUs granted in March 2025 that vest on May 26, 2028

Michelle M. Kelly
•1,920 service-based RSUs granted in March 2023 that vest on May 29, 2026
•2,250 service-based RSUs granted in March 2024 that vest on May 28, 2027
•4,100 service-based RSUs granted in March 2025 that vest on May 26, 2028

Douglas B. Wood
•2,400 service-based RSUs granted in March 2023 that vest on May 29, 2026
•3,000 service-based RSUs granted in March 2024 that vest on May 28, 2027
•5,275 service-based RSUs granted in March 2025 that vest on May 26, 2028

(2)The market value of stock awards reported is computed by multiplying the number of shares of stock that have not vested by $36.85, the per-share closing price of our common stock on January 30, 2026, the last trading day of fiscal 2025.
(3)The unearned equity awards at the end of fiscal 2025 consist of performance-based RSUs awarded in fiscal 2023, fiscal 2024 and fiscal 2025 pursuant to our LTIP as follows:

	Fiscal 2023 Award (threshold # of RSUs under award)	Fiscal 2024 Award (threshold # of RSUs under award)	Fiscal 2025 Award (threshold # of RSUs under award)
Thomas C. Chubb III	5,250	5,250	8,875
K. Scott Grassmyer	1,625	1,750	2,750
Thomas E. Campbell	1,050	1,100	1,375
Michelle M. Kelly	1,120	1,188	2,050
Douglas B. Wood	1,400	1,500	2,650
The actual number of RSUs earned will range from 0% to 200% of the target award, based on our TSR relative to the TSRs of the peer companies in our comparator group during the three-year performance period ending May 1, 2026 for the fiscal 2023 awards, April 30, 2027 for the fiscal 2024 awards and April 28, 2028 for the fiscal 2025 awards. In accordance with Item 402(f) of Regulation S-K, based on our performance during the applicable performance period for each award through the end of fiscal 2025, unearned equity awards granted in fiscal 2023, fiscal 2024 and fiscal 2025 are reported assuming achievement at threshold performance, as described above under “—Grants of Plan-Based Awards in Fiscal 2025.”
(4)The market value of unearned equity awards reported is computed by multiplying the number of RSUs that would be earned at the applicable, reported performance level at the end of fiscal 2025 by $36.85, the per‑share closing price of our common stock on January 30, 2026, the last trading day of fiscal 2025.
34 2026 PROXY STATEMENT

Stock Vested During Fiscal 2025
The following table provides information concerning the vesting of equity awards for each of our NEOs during fiscal 2025. The table reports the number of shares of stock that vested and the aggregate dollar value realized upon vesting of stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas C. Chubb III	20,050	1,076,284
K. Scott Grassmyer	7,110	381,665
Thomas E. Campbell	5,150	276,452
Michelle M. Kelly	5,500	295,240
Douglas B. Wood	6,350	340,868
Robert S. Trauber	5,000	268,400

(1)The dollar amount is determined by multiplying the number of shares of our common stock vested by the per-share closing price of our common stock of $53.68 on May 30, 2025, the vesting date for these awards.
There were no stock options exercised by any of our NEOs during fiscal 2025.
Fiscal 2025 Non-Qualified Deferred Compensation
The following table shows the activity under our Deferred Compensation Plan for each of our Continuing NEOs during fiscal 2025. Mr. Trauber did not participate in our Deferred Compensation Plan during fiscal 2025.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
Thomas C. Chubb III	22,075	37,314	69,930	—	1,334,601
K. Scott Grassmyer	115,356	12,952	118,176	—	1,622,834
Thomas E. Campbell	5,302	8,975	158,986	—	1,452,049
Michelle M. Kelly	67,623	16,311	36,008	—	340,341
Douglas B. Wood	137,691	25,528	456,979	—	6,600,757

(1)The amounts reported in this column are also included in the Summary Compensation Table above.
(2)The amounts reported in this column are also included in the “All Other Compensation” column for fiscal 2025 in the Summary Compensation Table above.
(3)Represents distributions, if any, received in accordance with the terms of our Deferred Compensation Plan.
(4)Reflects balances as of January 31, 2026.
(5)The amounts reported in this column include amounts that are also reported as salary, non-equity incentive plan awards or all other compensation in the Summary Compensation Table above in fiscal 2025 and in prior years as follows:

Name	Amount Included in Both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount Included in Both Non-Qualified Deferred Compensation Table and Previously Reported in Prior Years’ Summary Compensation Table ($)	Total Amounts Included in Both Non-Qualified Deferred Compensation Table and Current Year or Prior Years’ Summary Compensation Table ($)
Thomas C. Chubb III	59,389	1,067,921	1,127,310
K. Scott Grassmyer	128,308	925,410	1,053,718
Thomas E. Campbell	14,277	591,926	606,203
Michelle M. Kelly	83,934	198,193	282,127
Douglas B. Wood	163,220	1,425,704	1,588,924

2026 PROXY STATEMENT 35

Potential Payments on Termination or Change of Control
Our NEOs are employed “at-will” and we have not entered into employment agreements or severance agreements with any of our Continuing NEOs. We entered into an employment arrangement with Mr. Trauber upon the acquisition of the Johnny Was brand in September 2022 which provided for the payment of severance upon a termination of Mr. Trauber's employment without "cause" or for "good reason". Mr. Trauber's employment arrangement was based on Mr. Trauber's pre-existing employment and severance arrangements, which we adopted in connection with the acquisition of Johnny Was. Mr. Trauber departed our Company on November 21, 2025, and amounts paid to Mr. Trauber upon his termination are described below.
All of our NEOs’ outstanding equity awards provide for “double trigger” vesting, meaning that the awards require a change of control of our company and a termination of the individual’s employment either by the individual for “good reason” or us or our acquiror without “cause” (which we refer to as a “change of control termination”) to accelerate vesting, except as described below. Performance-based RSUs issued to our NEOs are not subject to “double trigger” acceleration of vesting in the event such awards are neither continued following a change of control nor assumed or converted by the successor entity. If such awards are terminated in connection with a change of control and not assumed or converted by the successor entity, the unvested equity awards would accelerate and vest as of the date of such change of control as follows: (i) if such change of control occurred within the first year of the three-year performance period, the target number of RSUs subject to the awards would vest, (ii) if such change of control occurred after the first year of the three-year performance period but prior to the end of the applicable performance period, the number of RSUs that would vest would be determined based on our actual TSR relative to the TSR of our comparative peer group for the applicable performance period as if the applicable performance period had ended on the date of such change of control and (iii) if the change of control occurred on or after the end of the applicable performance period but prior to the date on which such awards would vest, the number of RSUs that would vest would be determined based on our actual TSR relative to the TSR of our comparative peer group for the applicable performance period.
The terms of our performance-based and service-based RSU awards also provide for accelerated vesting in the event of death or disability, as well as prorated vesting in the event of a qualifying retirement. As of the end of fiscal 2025, Mr. Chubb, Mr. Grassmyer and Mr. Campbell have met the requirements for a qualifying retirement (defined as age 62 with five years of employment).
The following table summarizes the value of the shares of our common stock that would be realized by each of our Continuing NEOs if a termination due to a change of control, death or disability or qualifying retirement had occurred on January 31, 2026.

Name	Equity Awards That Would Vest upon a Change of Control Termination (#)(1)(2)	Value Realized on Vesting Following a Change of Control Termination ($)(3)	Equity Awards That Would Vest upon a Death or Disability Termination (#)(1)(4)	Value Realized on Vesting Following a Death or Disability Termination ($)(3)	Equity Awards That Would Vest upon a Retirement Termination (#)(1)(5)	Value Realized on Vesting Following a Retirement Termination ($)(3)
Thomas C. Chubb III	115,000	4,237,750	115,000	4,237,750	19,193	707,262
K. Scott Grassmyer	38,500	1,418,725	38,500	1,418,725	7,028	258,982
Thomas E. Campbell	20,650	760,953	20,650	760,953	3,541	130,486
Michelle M. Kelly	25,700	947,045	25,700	947,045	—	—
Douglas B. Wood	32,875	1,211,444	32,875	1,211,444	—	—

(1)For details on the outstanding equity awards that would vest upon a change of control, death or disability or retirement termination, see Footnotes 1 and 3 under “—Outstanding Equity Awards at Fiscal 2025 Year-End.”
(2)Pursuant to the terms of our service-based awards, in the event of a change of control termination, the individual recipient would be entitled to receive the number of RSUs granted. Pursuant to the terms of our performance-based equity programs, if a change of control termination takes place where (a) the change of control occurs prior to completion of the first year of the three-year performance period, the individual recipients would be entitled to receive the number of shares of our common stock attributable to the recipient’s target number of performance-based RSUs pursuant to the program, and (b) the change of control occurs after the first year of the three-year performance period but prior to the end of the applicable performance period, the number of shares of our common stock which the individual recipients would be entitled to receive would be the greater of (i) the target number of performance-based RSUs pursuant to the award or (ii) the number of shares of our common stock which the individual would be entitled to pursuant to the award if the performance period ended as of the date of the change of control termination. Based on our TSR relative to the TSR of our comparative peer group during the applicable performance period for each award as if the performance period ended as of January 31, 2026, equity awards granted in fiscal 2023, fiscal 2024 and fiscal 2025 are reported assuming achievement at target performance, as described above under “—Grants of Plan-Based Awards in Fiscal 2025.”
(3)The value is computed by multiplying the number of shares that would vest by $36.85, the per‑share closing market price of our common stock on January 30, 2026.
36 2026 PROXY STATEMENT

(4)Pursuant to the terms of our service-based and performance-based awards, in the event of a recipient’s death or disability prior to the end of the applicable performance period, the individual recipient (or the individual recipient’s estate) would be entitled to receive the number of RSUs granted under the service-based awards and the target number of RSUs under the performance-based awards.
(5)Pursuant to the terms of our service-based and performance-based awards, in the event of a qualifying retirement before the end of the applicable performance period, the individual recipient would be entitled to receive a prorated portion (based on the original performance period) of the number of RSUs granted under the service-based awards and a prorated portion (based on the original performance period) of the number of shares of our common stock which the individual would be entitled to receive pursuant to the performance-based awards if the applicable performance period ended as of the date of such retirement. Based on our TSR relative to the TSR of our comparative peer group during the applicable performance period for each award as if the performance period ended as of January 31, 2026, equity awards granted in fiscal 2023, fiscal 2024 and fiscal 2025 are reported assuming achievement at below threshold performance, as described above under “—Grants of Plan-Based Awards in Fiscal 2025.”
Mr. Trauber departed our Company on November 21, 2025. His separation was as a qualifying termination pursuant to the terms of his employment arrangement, and Mr. Trauber received severance in the amount of $600,000, or one year's base salary, and other payments in connection with his termination, as described above under “—Compensation Tables—Summary Compensation Table for Fiscal 2025.” The treatment of Mr. Trauber's outstanding equity awards upon his separation was determined by the terms of the applicable award agreements, which resulted in the forfeiture of all outstanding equity awards upon termination of his employment.
As of the end of fiscal 2025, we did not have any other arrangement, policy or plan that would provide payments or benefits to any of our NEOs as a result of a termination of any kind, including following a change of control, other than benefits payable to salaried employees of our company on a non-discriminatory basis.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our Chief Executive Officer, Thomas C. Chubb III, to that of our median-paid employee. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify our median-paid employee for fiscal 2025, we examined the 2025 total compensation for all individuals, excluding our CEO, who were employed by us on our measurement date of December 31, 2025. For purposes of this calculation, under the de minimis exception to the pay ratio rule, we excluded 170 employees, or approximately 3% of our global workforce of 6,415 employees as of December 31, 2025, who are located in foreign jurisdictions, which was comprised of all of our employees in each of Hong Kong (16 employees), China (five employees), Australia (138 employees) and New Zealand (11 employees). For all employees based in foreign jurisdictions who were included in our determination of the median-paid employee, which was comprised of 84 employees in Canada, we applied a foreign currency to U.S. dollar exchange rate based on the exchange rate as of December 31, 2025. For purposes of this calculation, we elected not to annualize the compensation paid to employees who were not employed for all of 2025 (e.g., new hires); we included full-time, part-time, temporary and seasonal employees for purposes of determining the median-paid employee; and we used gross earnings (or foreign equivalent amounts), meaning total amounts paid before deductions or adjustments, including wages, overtime, bonuses and the value of any equity awards that vested during the 2025 calendar year.
The median-paid employee used for purposes of this fiscal 2025 comparison was a non-exempt retail employee located in the U.S. with total compensation for fiscal 2025 of $28,731, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for fiscal 2025 for our Chief Executive Officer was $5,529,136, as discussed above under “—Compensation Tables—Summary Compensation Table for Fiscal 2025.” Based on this information, for fiscal 2025, the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid employee was approximately 192 to 1.
We believe the pay ratio disclosure presented in this section is a reasonable estimate, calculated in a manner consistent with the applicable SEC rules and applicable guidance. Because the SEC’s rules for identifying the median-paid employee and calculating the pay ratio allow companies to use different methodologies, assumptions, adjustments and estimates, our pay ratio disclosure may not be comparable to the pay ratio reported by other companies. This information under “CEO Pay Ratio” is being provided solely for compliance purposes. Neither our compensation committee nor our management uses the pay ratio measure in making compensation decisions.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules and further described below) and certain financial performance measures. Our compensation committee does not consider compensation actually paid (as defined by SEC rules) in making compensation decisions. For information about how our compensation committee aligns executive compensation with our performance, see “—Compensation Discussion and Analysis” above.
2026 PROXY STATEMENT 37

The following table sets forth information regarding compensation for our principal executive officer (PEO) and average compensation for our other NEOs (non-PEO NEOs) and certain of our financial performance measures. Our selected performance measure included in the table below is profit before taxes, as adjusted for non-recurring or unusual items (PBT).

Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based on:		Net (Loss) Income ($) (in 000s)(6)	PBT ($) (in 000s)(7)
					Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)
2025	5,529,136	(1,011,815)	1,914,928	157,645	66.54	54.60	(27,889)	42,163
2024	5,315,173	2,882,597	1,807,048	1,202,029	141.66	64.17	92,973	102,432
2023	5,642,525	1,677,767	1,903,562	682,702	157.73	58.68	60,703	173,207
2022	5,212,353	11,376,661	1,922,191	4,101,452	187.25	71.83	165,735	195,961
2021	4,765,870	5,702,329	1,893,007	2,310,681	126.25	98.50	131,321	150,568

(1)    Thomas C. Chubb III was our PEO for the entirety of fiscal 2025, 2024, 2023, 2022 and 2021. The amounts reported reflect the amounts of total compensation reported in the “Total” column of the Summary Compensation Table (SCT) for each applicable year.
(2)    The amounts reported reflect the average of the amounts of total compensation reported for our non-PEO NEOs in the “Total” column of the SCT for each applicable year. The non-PEO NEOs included in this calculation for fiscal 2025 are: K. Scott Grassmyer, Thomas E. Campbell, Michelle M. Kelly, Douglas B. Wood and Robert S. Trauber. The non-PEO NEOs included in this calculation for each of fiscal 2024, 2023, 2022 and 2021 are: K. Scott Grassmyer, Thomas E. Campbell, Michelle M. Kelly and Douglas B. Wood.
(3)    The amounts reported reflect the “compensation actually paid” to Thomas C. Chubb III and the average “compensation actually paid” to our non-PEO NEOs for the applicable year, calculated in accordance with Item 402(v) of Regulation S-K. These amounts do not reflect the actual amounts of compensation paid to Thomas C. Chubb III or our non-PEO NEOs for the applicable year. The following table details the adjustments to the total compensation reflected in the SCT used to calculate “compensation actually paid” in accordance with the requirements of Item 402(v). The Company does not maintain a defined benefit pension plan so no adjustments for pension benefits are included in the table below.

	PEO					Non-PEO NEOs (Average)
	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Total Compensation reported in SCT	5,529,136	5,315,173	5,642,525	5,212,353	4,765,870	1,914,928	1,807,048	1,903,562	1,922,191	1,893,007
Deduct: Grant date fair value reported in SCT of equity awards granted during covered fiscal year	3,942,205	4,048,660	4,247,460	2,544,375	2,249,159	921,058	1,056,606	1,071,316	783,859	762,800
Add: Fair value as of fiscal year-end of equity awards granted during the year that are outstanding and unvested as of fiscal year-end	1,705,900	2,503,480	2,888,580	3,982,295	2,045,469	436,318	651,808	731,751	1,233,241	693,750
38 2026 PROXY STATEMENT

Add: Change as of fiscal year-end in fair value of awards granted in any prior year that are outstanding and unvested as of fiscal year-end	(3,384,420)	(1,701,210)	(2,157,805)	4,570,887	817,308	(871,355)	(471,593)	(693,136)	1,670,440	331,645
Add: Change as of vesting date in fair value for any equity awards granted in any prior year that vested during the covered fiscal year	(920,226)	813,814	(448,073)	155,500	322,840	(257,065)	271,372	(188,159)	59,439	155,079
Deduct: Fair value as of fiscal year-end of awards granted in any prior year that fail to meet applicable vesting conditions during the covered fiscal year	—	—	—	—	—	144,123	—	—	—	—
Compensation Actually Paid	(1,011,815)	2,882,597	1,677,767	11,376,661	5,702,329	157,645	1,202,029	682,702	4,101,452	2,310,681
(4)    The amounts reported reflect cumulative total shareholder return (assuming an initial investment of $100 and the reinvestment of dividends) on our common stock during a period commencing as of market close on January 30, 2021 through and including the end of the applicable fiscal year (the measurement period calculated in accordance with Item 201(e) of Regulation S-K).
(5)    The amounts reported reflect cumulative total shareholder return (assuming an initial investment of $100 and the reinvestment of dividends) of the S&P 500 Apparel, Accessories and Luxury Goods during a period commencing as of market close on January 30, 2021 through and including the end of the applicable fiscal year.
(6)    The amounts reported reflect the amount of net income reported in our audited financial statements for the applicable fiscal year. In fiscal 2025 and fiscal 2023, we incurred non-cash impairment charges in goodwill, intangible assets and equity method investments of $61.0 million and $113.6 million, respectively.
(7)    We have determined that PBT is the financial performance measure that represents the most important measure (that is not otherwise required to be disclosed in the table) to link compensation actually paid to the PEO and our other NEOs to our financial performance.
Financial Performance Measures
As described above under “—Compensation Discussion and Analysis”, our executive compensation programs include both short- and long-term performance-based incentives with rigorous financial performance requirements designed to align the compensation of our NEOs with the interests of our shareholders. The most important financial performance measures used to link compensation actually paid to our PEO and other NEOs with our performance for fiscal 2025 are as follows:
•Profit Before Taxes (as described above under “—Compensation Discussion and Analysis”)
•Total Shareholder Return (as described above under “—Compensation Discussion and Analysis”)
2026 PROXY STATEMENT 39

•Comparator Group Total Shareholder Return (as described above under “—Compensation Discussion and Analysis”)
As described above under “—Compensation Discussion and Analysis”, payments of cash incentive awards are paid based on our achievement of performance targets based on profit before taxes, as adjusted for non-recurring or unusual items (PBT). PBT is a performance measure which we believe drives shareholder value by focusing management on the profitability of our company and/or operating groups, taking into consideration the cost of the capital being deployed. Performance-based RSUs awarded under our LTIP are earned based on the percentile rank of our TSR relative to the TSRs of the companies in a comparator group approved by our compensation committee.
Analysis of the Information Presented in the Pay Versus Performance Table
As described above under “—Compensation Discussion and Analysis—Compensation Philosophy and Objectives”, our executive compensation programs are designed to maintain a strong link between pay and performance and align the interests of our NEOs with those of our shareholders. While we utilize several performance measures to align executive compensation with performance, we generally seek to incentivize long-term performance, and therefore we do not align our performance measures with compensation actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between the information presented in the Pay versus Performance table above.
Compensation Actually Paid and Total Shareholder Return
The following graph reflects the relationship between “compensation actually paid” to our PEO and the average “compensation actually paid” to our non-PEO NEOs and our cumulative TSR for the fiscal years presented in the table.

TSR vs. Compensation Actually Paid
$15,000,000
$12,000,000
$9,000,000
$6,000,000
$3,000,000
$-
$(3,000,000)
$200.00
$160.00
$120.00
$80.00
$40.00
$0.00
2021
2022
2023
2024
2025
Compensation Actually Paid (PEO)
Compensation Actually Paid (Non-PEO NEOs)
TSR

40 2026 PROXY STATEMENT

Total Shareholder Return and Peer Group Total Shareholder Return
The following graph reflects a comparison of our cumulative TSR and the cumulative TSR of The S&P 500 Apparel, Accessories and Luxury Goods for the fiscal years presented in the table.
Compensation Actually Paid and Net Income
SEC rules require that net income be presented as a performance measure in the Pay versus Performance table above. The following graph reflects the relationship between “compensation actually paid” to our PEO and the average “compensation actually paid” to our non-PEO NEOs and our net income during the fiscal years presented in the table, as reported in our audited financial statements for the applicable fiscal year.

Net Income vs. Compensation Actually Paid
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$-
$(4,000,000)
$255,000,000
$170,000,000
$85,000,000
$0
$(85,000,000)
$(170,000,000)
2021
2022
2023
2024
2025
Compensation Actually Paid (PEO)
Compensation Actually Paid (Non-PEO NEOs)
Net Income

2026 PROXY STATEMENT 41

Compensation Actually Paid and PBT
The following graph reflects the relationship between “compensation actually paid” to our PEO and the average “compensation actually paid” to our non-PEO NEOs and our total company PBT for the applicable fiscal year.

PBT vs. Compensation Actually Paid
$15,000,000
$12,000,000
$9,000,000
$6,000,000
$3,000,000
$-
$(3,000,000)
$240,000,000
$180,000,000
$120,000,000
$60,000,000
$0
$(60,000,000)
$(120,000,000)
2021
2022
2023
2024
2025
Compensation Actually Paid (PEO)
Compensation Actually Paid (Non-PEO NEOs)
PBT

42 2026 PROXY STATEMENT

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT
The Nominating, Compensation & Governance Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Fiscal 2025 Annual Report on Form 10-K.
Respectfully submitted,
Virginia A. Hepner, Chair
Helen Ballard
E. Jenner Wood III
Carol B. Yancey
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Helen Ballard, Virginia A. Hepner, E. Jenner Wood III and Carol B. Yancey served on our NC&G Committee during fiscal 2025. None of them was an officer or employee of our company or any of our subsidiaries during fiscal 2025; none of them are former officers of our company or any of our subsidiaries; and none of them had any relationship during fiscal 2025 requiring disclosure under any paragraph of Item 404 of Regulation S-K. In fiscal 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or our compensation committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board or Executive Committee reviews all transactions that are disclosable under Item 404(a) of Regulation S-K. To help identify these related party transactions, our Legal Department maintains a list of companies and other persons with whom each director and executive officer has a potentially disclosable relationship and each director and executive officer is annually expected to complete a questionnaire that requires the disclosure of any transaction or relationship that the individual, or any member of his or her immediate family, has or will have with our company. Our Legal Department, with the assistance of other members of senior management, also reviews contemplated transactions to consider whether one of our directors or executive officers (or an affiliated entity) proposes to engage in a transaction that our Board should review. Our Board or Executive Committee will only approve related party transactions that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction, our Board considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company.
During fiscal 2025, there were no related party transactions requiring disclosure in this proxy statement.
AUDIT-RELATED MATTERS
Report of the Audit Committee
The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed entirely of independent directors and, among other things, oversees, on behalf of the Board of Directors, the Company’s financial reporting process and system of internal control over financial reporting. Pursuant to the Audit Committee’s charter, the committee is also charged with reviewing the Company’s guidelines and policies with respect to risk assessment and risk management, including cybersecurity, sustainability and supply chain risks. The Audit Committee’s charter is posted under the “Corporate Governance Library” link under the “Investor Relations” tab on our website at www.oxfordinc.com.
The Company’s management is responsible for its financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting standards generally accepted in the United States. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the Company’s consolidated financial statements and providing an opinion as to their conformity with accounting standards generally accepted in the United States, as well as attesting and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these processes, as well as to appoint, retain, compensate, evaluate and, when necessary, terminate the Company’s independent registered public accounting firm. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.
Consequently, in carrying out its oversight responsibilities, the Audit Committee shall not be charged with, and is not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to Ernst & Young LLP’s work. Following each quarterly meeting of the Audit Committee, the Audit Committee meets privately with Ernst & Young LLP, which has unrestricted access to the members of the Audit Committee.
In fulfilling its responsibilities, the Audit Committee has:
•reviewed and discussed with management and Ernst & Young LLP the audited financial statements included in the Company’s Fiscal 2025 Annual Report on Form 10-K and the reports of management and of Ernst & Young LLP on the effectiveness of the Company’s internal control over financial reporting as of the end of fiscal 2025 contained therein;
2026 PROXY STATEMENT 43

•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;
•received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, considered whether the independent auditors’ provision of other non-audit services to the Company (which are set forth below under “—Fees Paid to Independent Registered Public Accounting Firm”) is compatible with the auditors’ independence, and discussed with Ernst & Young LLP its independence;
•concluded that Ernst & Young LLP is independent from the Company and its management; and
•based on the reviews and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company’s Fiscal 2025 Annual Report on Form 10-K.
Respectfully Submitted,
Dennis M. Love, Chairman
Stephen S. Lanier
Milford W. McGuirt
Clyde C. Tuggle
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Fees Paid to Independent Registered Public Accounting Firm
The following table summarizes fees that we paid in respect of each of fiscal 2025 and fiscal 2024 to Ernst & Young LLP, our independent registered public accounting firm, for professional services:

Fee Category	Fiscal 2025 ($)	Fiscal 2024 ($)	Description
Audit fees	3,092,368	3,011,320	Fees for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the annual audit of our internal control over financial reporting, quarterly reviews of our consolidated financial statements included in Forms 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC
Audit-related fees	2,000	2,000	Fees for audit-related services such as accounting-related consultation services that are not reported under Audit fees and are not required by statute or regulation
Tax fees	67,065	64,194	Fees for tax compliance, planning and advisory services
All other fees	—	—	—
Total fees	3,161,433	3,077,514
Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the chair of our Audit Committee before the commencement of the service. The pre-approval policy is detailed as to the particular services that may be provided, and our Audit Committee is to be informed about each service provided. Our Audit Committee’s policies with respect to pre-approval of services by our independent registered public accounting firm are intended to help maintain auditor independence and our compliance with regulatory requirements. The Audit Committee considers whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.
Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory audits. Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. At each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services, if any, pre-approved by the chair of our Audit Committee.
In determining whether to provide approval of services by our independent registered public accounting firm, our Audit Committee or the Chair of the Audit Committee evaluates each service to determine whether the performance of such service would: impair the auditor’s independence; create a mutual or conflicting interest between the auditor and our company; place the auditor in the position of auditing its own work; result in the auditor acting as management or an employee of our company; or place the auditor in a position of being an advocate for our company.
All of the services described above under “Audit fees,” “Audit-related fees” and “Tax fees” were approved by our Audit Committee pursuant to legal requirements and the committee’s charter and pre-approval policy.
44 2026 PROXY STATEMENT

COMMON STOCK OWNERSHIP BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Management
The table below sets forth certain information as of April 17, 2026 regarding the beneficial ownership of shares of our common stock by our directors, our NEOs and our directors and executive officers as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. The address for each individual in this table is c/o Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 1225, Atlanta, Georgia 30309.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)(2)	Percent of Class(1)
Helen Ballard	20,735	*
Thomas E. Campbell	28,852	*
Thomas C. Chubb III(3)	163,675	1.1%
K. Scott Grassmyer	35,505	*
Virginia A. Hepner	13,155	*
John R. Holder	40,235	*
Michelle M. Kelly	51,274	*
Stephen S. Lanier(4)	481,495	3.2%
Dennis M. Love	22,628	*
Milford W. McGuirt	10,534	*
Robert S. Trauber(5)	13,364	*
Clyde C. Tuggle	19,747	*
Douglas B. Wood	24,118	*
E. Jenner Wood III	24,020	*
Carol B. Yancey	7,300	*
All directors and current executive officers as a group (16 persons)(5)	961,427	6.5%

*Less than 1%
(1)Calculations based on an aggregate of 14,900,819 shares of our common stock outstanding as of the close of business on April 17, 2026. The number of shares and percentage of the class beneficially owned include unvested restricted shares for which the individual has voting rights as of the close of business on April 17, 2026.
(2)Shares reported exclude unvested RSUs granted to executive officers by our NC&G Committee.
(3)Consists of 22,709 shares held individually by Thomas C. Chubb III, 46,644 shares held in trusts of which his children are the primary beneficiaries, 18,000 shares held in a trust of which his spouse is the primary beneficiary and 76,322 shares held in grantor retained annuity trusts of which he is the trustee.
(4)Consists of 77,844 shares held individually by Stephen S. Lanier, 10,048 shares held in a trust of which he is the primary beneficiary, 36,294 shares held in custodial accounts for the benefit of his children, 860 shares held by his spouse and 356,409 shares held by a charitable foundation for which he has voting authority. Stephen S. Lanier disclaims beneficial ownership of the shares held by such charitable foundation.
(5)Mr. Trauber departed our Company on November 21, 2025 and is not included in the group total. Mr. Trauber's ownership is reflected as of November 21, 2025.
2026 PROXY STATEMENT 45

Certain Beneficial Owners
The table below sets forth certain information regarding the beneficial ownership of shares of our common stock by persons we believe beneficially hold more than 5% of our common stock based solely on a review of SEC filings made in respect of ownership.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares(1)		Percent of Class(1)
FMR LLC 245 Summer Street Boston, MA 02210	2,231,608	(2)	15.0%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	2,058,807	(3)	13.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,050,816	(4)	7.1%
Charles Schwab Investment Management Inc. 9800 Schwab Way Lone Tree, CO 80124	754,762	(5)	5.1%

(1)Calculations based on an aggregate of 14,900,819 shares of our common stock outstanding as of the close of business on April 17, 2026.
(2)The shares reported are held by FMR LLC in its capacity as a parent holding company in accordance with Rule 13d‑1(b)(1)(ii)(G) of the Exchange Act and by Abigail P. Johnson as of December 31, 2025, and may not reflect current holdings of our common stock. FMR reported sole voting power over 2,223,491 of the reported shares and sole dispositive power over all of the reported shares. Abigail P. Johnson reported sole voting power over none of the reported shares and sole dispositive power over all of the reported shares. As reported by FMR, Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. This information was obtained from a Schedule 13G/A filed on January 8, 2026.
(3)The shares reported are held by BlackRock, Inc. in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of June 30, 2025, and may not reflect current holdings of our common stock. BlackRock reported sole voting power over 2,023,214 of the reported shares and sole dispositive power over all of the reported shares. As reported by BlackRock, one of the persons on behalf of which BlackRock holds the reported shares, iShares Core S&P Small-Cap ETF, has an interest in more than 5% of our common stock. This information was obtained from a Schedule 13G/A filed on July 17, 2025.
(4)The shares reported are held by The Vanguard Group in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act as of December 31, 2025, and may not reflect current holdings of our common stock. Vanguard reported shared voting power over 92,725 of the reported shares, sole dispositive power over 942,066 of the reported shares and shared dispositive power over 108,750 of the reported shares. This information was obtained from a previous Schedule 13G/A filed on January 23, 2026. According to the most recent Schedule 13G/A filed by Vanguard on March 27, 2026, Vanguard owns 0.0% as of March 13, 2026, following an internal reorganization pursuant to which Vanguard's beneficial ownership has been disaggregated. Going forward, subsidiaries and divisions of Vanguard will report beneficial separately on a disaggregated basis.
(5)The shares reported are held by Charles Schwab Investment Management Inc. in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act as of December 31, 2025, and may not reflect current holdings of our common stock. Charles Schwab Investment Management reported sole voting power and sole dispositive power over all of the reported shares. This information was obtained from a Schedule 13G filed on February 12, 2026.
Under the SEC’s rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth in the tables above shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.
46 2026 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning our equity compensation plans as of January 31, 2026:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Employee Stock Purchase Plan(2)	—	202,577
Long-Term Stock Incentive Plan	479,850	45,523
Equity compensation plans not approved by security holders	—	—
Total		248,100

(1)Includes performance-based RSUs assuming achievement at target performance. Performance-based RSUs do not have an associated exercise price. Accordingly, information relating to the exercise price of outstanding options, warrants and rights is not included in this table.
(2)The number of securities to be issued under our Employee Stock Purchase Plan is not determinable as of any date other than the last day of the applicable quarterly purchase period since the weighted average purchase price under the plan is not determinable as of any date other than the last day of the applicable quarterly purchase period. Information about our Employee Stock Purchase Plan can be found under the caption “Employee Stock Purchase Plan” in Note 9 to our Fiscal 2025 Annual Report on Form 10-K.
INFORMATION ABOUT THE MEETING AND VOTING
Shares Outstanding
You may vote at our 2026 annual meeting if you owned shares of our common stock as of the close of business on April 17, 2026, the record date for the annual meeting. As of April 17, 2026, there were 14,900,819 shares of our common stock issued and outstanding. You are entitled to one vote for each share of our common stock that you owned on the record date.
Participating in the Meeting
Shareholders may access the annual meeting webcast, submit questions and electronically vote shares at the meeting by visiting meetnow.global/M965SXG. The live audio webcast of the annual meeting will begin promptly at 2:00 p.m., Eastern Time. We encourage shareholders to access the webcast in advance of the designated start time.
If your shares of our common stock are registered directly in your name with Computershare, our transfer agent, then you are a shareholder of record. As a shareholder of record, you may access the meeting webcast using the instructions and voter control number set forth in the Notice of Internet Availability.
If, like most of our shareholders, your shares of Oxford common stock are held in an account with a broker, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If your shares are held in an account with a broker and you wish to participate in the annual meeting, you must register in advance to participate in the meeting webcast and obtain a new control number from Computershare, our transfer agent. You may request registration by submitting proof of your proxy power (legal proxy) reflecting your holdings of our common stock, along with your name and email address, to Computershare. Requests for registration may be directed to Computershare (i) by mail to the following address: Computershare, Oxford Industries, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001; or (ii) by email, by attaching an image of your legal proxy or forwarding the email from your broker to legalproxy@computershare.com. Requests for registration must be labeled “Legal Proxy” and received no later than 5:00 p.m., Eastern Time, on June 12, 2026. You will receive a confirmation of your registration by email after your registration materials have been received.
Voting
If you are a shareholder of record, you may vote using one of the following methods:
•by voting on the Internet in accordance with the instructions set forth in the Notice of Internet Availability;
•after requesting a printed copy of the proxy materials, by signing and returning a proxy card or voting by telephone; or
•by participating in the annual meeting and voting electronically at the annual meeting.
If you are a shareholder of record and you sign and return your proxy card but do not include voting instructions, your proxy will be voted as recommended by our Board or, if no recommendation is given, in the discretion of the proxies designated on the proxy card, to the extent permitted under applicable law.
2026 PROXY STATEMENT 47

However, if you are a shareholder of record, your shares will not be voted unless you submit a proxy (which can be accomplished by voting on the Internet, by telephone or by signing and returning a proxy card, as noted above) or participate in the annual meeting webcast and vote electronically at the meeting.
If your shares are held in an account with a broker, the broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you may direct your broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your broker on how to vote the shares in your account, but the availability of telephone and/or Internet voting will depend on the voting processes of that firm. Please follow the directions on your proxy card or voting instruction form carefully. Even if your shares are held in an account with a broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares electronically at the meeting unless you obtain a valid proxy card from your broker and, in order to gain access to the meeting webcast, register for the meeting with Computershare by following the instructions in “—Participating in the Meeting” above.
Broker Discretionary Voting; Broker Non-Votes
If you hold shares through an account with a broker, your shares may be voted by the broker even if you do not provide voting instructions. Brokerage firms have the authority, under the NYSE’s rules, to vote shares in their discretion on certain “routine” matters when their customers do not provide voting instructions. Under the NYSE’s rules, only Proposal No. 3 (ratification of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2026) is considered a routine matter.
The other proposals to be addressed at the annual meeting are considered “non-routine” matters under the NYSE’s rules. When a brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to a non-routine matter, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine matter. Therefore, if your shares are held in an account with a broker, it is important that you provide voting instructions to your broker so that your vote on these proposals is counted.
Changing Your Vote
If your shares are held in an account with a broker, you must follow the instructions provided by that firm in order to revoke or change your vote with respect to shares held in street name.
However, if you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:
•delivering a written notice of revocation to our Corporate Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;
•changing your vote using the Internet methods for voting described in the Notice of Internet Availability;
•properly executing and delivering a later-dated proxy before the vote is taken at the annual meeting;
•if you have requested a printed copy of the proxy materials, voting by telephone; or
•voting electronically at the annual meeting (your participation in the annual meeting, in and of itself, will not revoke the earlier proxy).
Quorum
In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the record date must be present, in person or by proxy, at the annual meeting. This is referred to as a quorum. Abstentions and broker non-votes, if any, will be counted as shares present at the meeting for purposes of determining the presence of a quorum.
ADDITIONAL INFORMATION
Annual Report on Form 10-K
Our Fiscal 2025 Annual Report on Form 10-K may be accessed through the date of the annual meeting by all shareholders under the “Investor Relations” tab of our website at www.oxfordinc.com. We will also provide without charge, at the written request of any shareholder of record as of April 17, 2026, a hard copy of our Fiscal 2025 Annual Report on Form 10-K, including the audited financial statements, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Fiscal 2025 Annual Report on Form 10-K should be mailed to our company’s headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 1225, Atlanta, Georgia 30309, Attention: Investor Relations or emailed to investorrelations@oxfordinc.com.
Submission of Director Candidates by Shareholders and Shareholder Proposals
Pursuant to our bylaws, to be considered at an annual meeting, director nominations by shareholders and shareholder proposals (other than proposals submitted pursuant to Rule 14a-8 or director nominations) must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year’s annual meeting, such director nominations and shareholder proposals must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our
48 2026 PROXY STATEMENT

Secretary will be promptly forwarded to the chair of our NC&G Committee for consideration. In order for a director nomination or shareholder proposal to be considered at our 2027 annual meeting, we must receive notice of such nomination or proposal between February 23, 2027 and March 25, 2027 (inclusive) unless the date of our 2027 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after June 23, 2027. Any such nominations and proposals must comply with the other requirements pursuant to our bylaws.
Requirements for Director Nominations by Shareholders
Our bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for a director must describe various matters regarding the nominee and the shareholder, including, among other things, name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company’s headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 1225, Atlanta, GA 30309, Attention: Investor Relations.
In addition to candidates submitted by shareholders, our NC&G Committee will also consider candidates recommended by directors, management, third party search firms and other credible sources. Candidates recommended by any of these sources will be equally evaluated and considered. Each candidate will be evaluated in the context of the current composition of our Board, the current needs of our Board and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our NC&G Committee will consider, among other things, issues such as a candidate’s independence, expertise, age, general business knowledge and experience, financial literacy, availability and commitment. After evaluating each candidate, our NC&G Committee will determine which candidates it will recommend to the full Board.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 26, 2027.
Requirements for Shareholder Proposals
Our bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company’s headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 1225, Atlanta, GA 30309, Attention: Investor Relations.
Our bylaws further contemplate that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a‑8 under the Exchange Act, provided the proposal is otherwise in accordance with such Rule 14a‑8. In order for a proposal to be included pursuant to Rule 14a-8 in the proxy statement for our 2027 annual meeting, it must be submitted in writing by January 13, 2027 and comply with the requirements of Rule 14a-8, unless the date of our 2027 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after June 23, 2027.
Communications to our Board of Directors
Mail can be addressed to our directors in care of the Office of the Corporate Secretary at our company’s headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 1225, Atlanta, Georgia 30309. At the direction of our Board, all mail received will be opened and screened for security purposes. All relevant and appropriate communications to our directors will be forwarded. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors,” “Non-Management Directors” or the “Lead Director” will be forwarded or delivered to our lead director. Mail addressed to the “Board of Directors” will be delivered to our Chairman.
Proxy Solicitation
We will bear the cost of solicitation of proxies by our Board in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Okapi Partners to act as our proxy solicitor and have agreed to pay it $8,000 for the year, plus reasonable out-of-pocket expenses, for such services.
Shareholder List
We will maintain a list of shareholders entitled to vote at the annual meeting at our headquarters located at 999 Peachtree Street, N.E., Suite 1225, Atlanta, Georgia 30309. A list of the shareholders entitled to vote at the annual meeting will be available for examination by any shareholder for a period of 10 days prior to the meeting. Any shareholder wishing to schedule an appointment to examine the shareholder list during this period may do so by sending an email to generalcounsel@oxfordinc.com. The shareholder list will also be available during the annual meeting on the virtual meeting website.
Website Information
We have posted our Corporate Governance Guidelines, Code of Conduct, ethical conduct policy for senior financial officers and Audit Committee and NC&G Committee charters under the “Corporate Governance Library” link under the “Investor Relations” tab on our website at www.oxfordinc.com.
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Information contained on our website shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

By Order of the Board of Directors Jonathan O. Leptich General Counsel & Corporate Secretary
Our Fiscal 2025 Annual Report on Form 10-K, which includes audited financial statements, is available on the Internet at http://www.edocumentview.com/OXM. Any shareholder may request a printed copy of the Fiscal 2025 Annual Report on Form 10-K by following the instructions in the Notice of Internet Availability.
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APPENDIX A

OXFORD INDUSTRIES, INC.

AMENDED AND RESTATED
LONG-TERM STOCK INCENTIVE PLAN
(as of ______, 2026)

1.Purpose. The purpose of the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “Plan”) is to attract and retain employees and directors for Oxford Industries, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2.Definitions. The following terms shall be defined as set forth below:

(a)“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, or Other Stock-Based Award.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)“Committee” means a committee of the Board charged with administering the Plan as described in Section 4.

(e)“Company” means Oxford Industries, Inc., a Georgia corporation, or any successor corporation.

(f)“Director” means a member of the Board.

(g)“Employee” means any person, including an officer, employed by the Company or a Subsidiary.

(h)“Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time in a manner consistent with the requirements of Section 409A of the Code. Unless otherwise specified in the terms of an Award, Fair Market Value shall mean the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the last day prior to the date in question or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(i)“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee completes the corporate action with respect thereto.

(j)“Option” means any option to purchase Shares granted under Section 5 of this Plan.

(k)“Optionee” means the person so designated in an agreement evidencing an outstanding Option.

(l)“Other Stock-Based Award” means a right granted under Section 9 of this Plan.

(m)“Participant” means an Employee or nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that nonemployee Directors shall not be eligible to receive grants of incentive stock options as defined in Section 422 of the Code.

(n)“Performance Objectives” means the performance criteria that may be established pursuant to this Plan for Participants who have received grants of Restricted Shares, Restricted Share Units or Other Stock-Based Awards. Performance Objectives may include, but are not limited to, the achievement of a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes; (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees; or (xxv) total shareholder return or relative total shareholder return. Performance Objectives may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines.

(o)“Performance Period” means a period of time established under Sections 7 and 8 of this Plan within which the Performance Objectives relating to a Restricted Share or Restricted Share Unit are to be achieved.

(p)“Restricted Share” means a Share granted under Section 7 of this Plan.

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(q)“Restricted Share Unit” means a bookkeeping entry that records the equivalent of one Restricted Share awarded pursuant to Section 8 of this Plan.

(r)“Shares” means shares of the Common Stock of the Company, $1.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(s)“Stock Appreciation Right” means a right granted under Section 6 of this Plan.

(t)“Subsidiary” means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of Directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of incentive stock options as defined in Section 422 of the Code, “Subsidiary” means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3.Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 11 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Restricted Share Units or Other Stock-Based Awards shall not in the aggregate exceed 3,250,000 Shares. In no event, however, shall the number of Shares issued upon the exercise of incentive stock options as defined in Section 422 of the Code exceed 200,000 Shares, as adjusted pursuant to Section 11. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company.

(b) With respect to Awards for which Shares were transferred to Participants upon payment of the Option price upon exercise of a nonqualified stock option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan. Notwithstanding the foregoing, after March 24, 2015, for any Shares which are (i) subject to an Award that are tendered to, or withheld by, the Company in payment of the exercise price of Options or Stock Appreciation Rights, (ii) subject to an Award and are relinquished, forfeited or otherwise tendered to the Company in satisfaction of tax and related withholding obligations, including as contemplated pursuant to Section 13 of this Plan, (iii) subject to a Stock Appreciation Right (to the extent that it is exercised and settled in Shares, without regard to the number of Shares issued to the Participant upon exercise), or (iv) repurchased by the Company with the proceeds from the exercise of an Option, all such Shares shall be deemed to have been issued for purposes of the limitations set forth in the first sentence of Section 3(a) of this Plan.

(c) No Participant may receive Awards representing more than 300,000 Shares (as adjusted pursuant to Section 11) at the time the grant is made in any one calendar year.

4.Administration of the Plan; Delegation.

(a)This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

(b)The Committee may, by resolution, delegate to the Company’s Chief Executive Officer (or such other officer(s) or management committee as the Committee may designate) the authority to grant Awards to Employees under the Plan and to take such other actions as the Committee may specify in such resolution (the “Delegation”). Any Delegation shall be made in accordance with applicable law and shall be subject to such limitations and conditions as the Committee may establish, including without limitation:

(i)     the maximum number of Shares that may be subject to Awards granted pursuant to the Delegation (the “Delegated Share Pool”), which under Awards pursuant to the Delegated Share Pool in any calendar year shall not exceed 25,000 Shares;

(ii)    the period during which the Delegation shall be effective, which shall not exceed one (1) year from the effective date of the Delegation unless and until renewed by the Committee;

(iii)    eligibility limitations (which shall exclude the Chief Executive Officer, any Board-designated executive officers of the Company and any other persons the Committee may determine);

(iv)    Award types permitted and minimum vesting and other terms (which shall be consistent with the Plan); and

(v)    reporting requirements, including that all Awards granted pursuant to the Delegation shall be reported to the Committee at its next regularly scheduled meeting (or earlier, if the Committee so requires).

For the avoidance of doubt, (x) all Awards granted pursuant to the Delegation shall be subject to, and shall be granted in accordance with, the terms of the Plan and shall reduce the Shares available for issuance under Section 3(a), (y) the per-Participant annual limitation in Section 3(c) shall
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apply to Awards granted pursuant to the Delegation, and (z) the Committee shall not authorize any officer to designate themselves as the recipient of any Award.

5.Options. The Committee may from time to time authorize grants to Participants of Options upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Each grant shall specify the number of Shares to which it pertains.

(b)Each grant shall specify an Option price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(c)Each grant shall specify the form of consideration to be paid in satisfaction of the Option price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d)Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement, no Option grant to an Employee on or after March 24, 2015 shall permit such Employee to exercise any portion of the Option prior to the one year anniversary of the Grant Date of the Option.

(e)Options granted under this Plan may be incentive stock options as defined in Section 422 of the Code, nonqualified stock options (i.e., any option that is not designated as intended to qualify as an incentive stock option), or a combination of the foregoing, provided that only nonqualified stock options may be granted to nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an incentive stock option or a nonqualified stock option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as nonqualified stock options. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

(f)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

6.Stock Appreciation Rights. The Committee may from time to time authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the difference between the Fair Market Value of the Shares on the Grant Date and the Fair Market Value of the Shares on the date of exercise. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

(b)Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

(c)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall describe the subject Stock Appreciation Rights, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d)Each grant shall specify in respect of each Stock Appreciation Right the Fair Market Value on the Grant Date.

(e)Successive grants may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised.

(f)Each grant shall specify the period or periods of continuous employment (or, in the case of a nonemployee Director, service on the Board) of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, as well as the permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. Any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement, no Stock Appreciation Right granted to an Employee on or after March 24, 2015 shall permit such Employee to exercise any portion of the Stock Appreciation Right prior to the one year anniversary of the Grant Date of the Stock Appreciation Right.

7.Restricted Shares. The Committee may from time to time authorize grants to Participants of one or more Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:
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(a)Each grant shall constitute a transfer of the ownership of Shares to the Participant in consideration of the performance of services.

(b)Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c)Each grant may provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement, Restricted Shares granted to an Employee on or after March 24, 2015 shall be subject to a substantial risk of forfeiture for at least one year following the applicable Grant Date except for any performance awards to an Employee which is settled in Restricted Shares, for which the foregoing one year period shall be inclusive of any performance period with respect to such award combined with any period of a substantial risk of forfeiture.

(d)Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights, during the period for which such substantial risk of forfeiture is to continue.

(e)Each grant shall provide that, during the period for which a substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(f)Any grant or the vesting thereof may be conditioned upon or further conditioned upon the attainment of Performance Objectives during a Performance Period as established by the Committee.

(g)Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(h)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.Restricted Share Units. The Committee may from time to time authorize grants of Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Each grant shall specify the number of Restricted Share Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each Restricted Share Unit, if any, may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement.

(c)Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(d)Each grant shall specify the time and manner of payment of Restricted Share Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier settlement in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement, Restricted Share Units granted to an Employee on or after March 24, 2015 shall not be settled for a period of at least one year following the applicable Grant Date except for any performance award to an Employee which is settled in Restricted Share Units, for which the foregoing one year period shall be inclusive of any performance period with respect to such award combined with any additional period prior to settlement.

(e)Any grant of Restricted Share Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(f)Any grant of Restricted Share Units may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

(g)If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.
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(h)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall state that the Restricted Share Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9.Other Stock-Based Awards. The Committee may from time to time authorize grants of Shares and other Awards that are payable in cash or Shares and are valued in whole or in part by reference to, or are otherwise based in whole or in part on Shares or the value of Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Each grant shall specify the number of Shares to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each Other Stock-Based Award, if any, may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement.

(c)Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(d)Each grant shall specify the time and manner of payment of Other Stock-Based Awards that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event or the Participant’s termination of employment due to death, disability, or normal or early retirement, Other Stock-Based Awards shall not be settled for a period of at least one year following the applicable Grant Date except for any performance award to an Employee which is settled in Other Stock-Based Awards, for which the foregoing one year period shall be inclusive of any performance period with respect to such award combined with any additional period prior to settlement.

(e)Any grant of an Other Stock-Based Award may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(f)Any grant of an Other Stock-Based Award may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

(g)If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(h)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall state that the Other Stock-Based Award is subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10.Transferability.

(a)Except as provided in Section 10(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

(b)The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an incentive stock option as defined in Section 422 of the Code), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10(b).

(c)Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Restricted Share Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

11.Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, or partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or (z) any other event which would constitute an equity restructuring (as contemplated pursuant to the Code and the regulations promulgated thereunder). Without limiting the foregoing, the Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and
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(c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any combination or exchange of Shares, (y) any issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11. Any actions taken under this Section 11 shall be made in accordance with any applicable provisions of Section 409A of the Code, including without limitation restrictions with regard to the adjustment of Options and Stock Appreciation Rights that are considered exempt from Section 409A of the Code.

12.Fractional Shares. The Company shall not issue any fractional Shares pursuant to this Plan and shall settle any such fractional Shares in cash.

13.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

14.Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 10(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

15.Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16.Recoupment Policy. Each Award shall be subject to the applicable provisions of the Company’s Incentive-Based Compensation Recoupment Policy, as in effect from time-to-time, and any other compensation recoupment or clawback policy that may from time-to-time be adopted or amended by the Company (including but not limited to any policies adopted or amended to comply with applicable laws or stock exchange listing requirements).

17.Amendments and Other Matters.

(a)This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the stockholders of the Company.

(b)The Committee shall not re-price any Option or Stock Appreciation Right granted under the Plan or purchase, cancel or buy out an underwater Option or Stock Appreciation Right, except with the approval of the affirmative vote of the majority of Shares voting at a meeting of the Company’s stockholders.

(c)This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(d)To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

18.Effective Date and Stockholder Approval. This Plan (a) was originally approved by the Board on July 27, 2004 and became effective upon its approval by the stockholders of the Company on October 4, 2004; (b) was subsequently amended by the Board on August 3, 2006 and, giving effect to the amendment referenced in clause (c) below, was approved by the stockholders of the Company on October 10, 2006; (c) was amended by the Board on September 26, 2006; (d) was thereafter amended by the Board on March 26, 2009, and subsequently approved by the stockholders of the Company on June 15, 2009; (3) was thereafter amended by the Board on March 27, 2014, and subsequently approved by the stockholders of the Company on June 18, 2014; (4) was thereafter amended by the Board on March 24, 2015, and subsequently approved by the stockholders of the Company on June 14, 2022; and (5) was thereafter amended by the Board on March 23, 2026. This Plan as herein amended and restated shall become effective upon its approval by the stockholders of the Company on , 2026.

19.Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Georgia.
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20.Section 409A of the Code. Except as otherwise may be provided in an agreement evidencing a grant, all Awards under the Plan are intended to be exempt under Section 409A of the Code. It is the intent of the Company that the operation and administration of the Plan and all agreements evidencing Awards under the Plan not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Section 409A of the Code. Notwithstanding anything in the Plan or any Award agreement to the contrary, if a Participant is a “specified employee” as such term is used in Section 409A of the Code, then any payment to the Participant described in the Plan or an Award agreement upon his or her termination of employment that is not exempt from Section 409A of the Code, and that constitutes “deferred compensation” under Section 409A of the Code that is payable on account of “separation from service” (within the meaning of Section 409A of the Code), and that is otherwise payable within 6 months after Participant’s separation from service, shall instead be made on the date 6 months after such separation from service.

A7 2026 PROXY STATEMENT

OXFORD VOTE

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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Online**
Go to **www.investorvote.com/OXM** or scan the QR code — login details are located in the shaded bar below.

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## 2026 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

### A Proposals — The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Class I directors to be elected for a three-year term expiring in 2029:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 01 - Dennis M. Love | ☐ | ☐ | ☐ |
| 02 - Clyde C. Tuggle | ☐ | ☐ | ☐ |
| 03 - Carol B. Yancey | ☐ | ☐ | ☐ |

### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 JNT

1UPX 688768

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

04AGSB

## 2026 Annual Meeting of Oxford Industries, Inc. Shareholders

**To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.**

**Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/OXM**

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/OXM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy - Oxford Industries, Inc.

## Notice of 2026 Annual Meeting of Shareholders

### Proxy Solicited by Board of Directors for Annual Meeting — June 23, 2026

Thomas C. Chubb III, K. Scott Grassmyer and Suraj A. Palakshappa, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Oxford Industries, Inc. to be held on June 23, 2026 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the director nominees named in Proposal 1 and FOR Proposals 2, 3 and 4.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

**(Items to be voted appear on reverse side)**

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.